Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: UNIT CORPORATION, et al., Debtors.[1]	§ § § § § §	Case No. 20-32740 (DRJ) (Chapter 11) (Jointly Administered)

DEBTORS’ AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

Harry A. Perrin (TX 15796800) Paul E. Heath (TX 09355050) Matthew J. Pyeatt (TX 24086609) 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760	David S. Meyer (admitted pro hac vice) Lauren R. Kanzer (admitted pro hac vice) 1114 Avenue of the Americas, 32nd Floor New York, NY 10036
VINSON & ELKINS LLP COUNSEL FOR THE DEBTORS AND DEBTORS IN POSSESSION Dated: August 3, 2020

[1]

The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are: 8200 Unit Drive, L.L.C. (1376); Unit Corporation (3193); Unit Drilling Colombia, L.L.C. (1087); Unit Drilling Company (5145); Unit Drilling USA Colombia, L.L.C. (0882); and Unit Petroleum Company (5963). The location of the Debtors’ U.S. corporate headquarters and the Debtors’ service address is: 8200 South Unit Drive, Tulsa, Oklahoma 74132.

TABLE OF CONTENTS

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms	1
B.	Rules of Interpretation	25
C.	Computation of Time	26
D.	Governing Law	26
E.	Reference to Monetary Figures	26
F.	Reference to the Debtors or the Reorganized Debtors	26
G.	Controlling Document	27
H.	Consent Rights of Consenting RBL Lenders and Consenting Noteholders	27

ARTICLE II.
ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL
FEE CLAIMS, AND PRIORITY CLAIMS

A.	Administrative Expense Claims	27
B.	Professional Compensation	28
C.	DIP Facility Claims	29
D.	RBL Lender Adequate Protection Claims	30
E.	Priority Tax Claims	30
F.	Statutory Fees	30

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification	30
B.	Treatment of Claims and Interests	32
C.	Special Provision Governing Unimpaired or Reinstated Claims	46
D.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	46
E.	Elimination of Vacant Classes	46
F.	Voting Classes; Presumed Acceptance by Non-Voting Classes	46
G.	Subordinated Claims	46

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring	47
B.	Sources of Consideration for Plan Distributions	47
C.	Distributions to Holders of Allowed UDC GUC Claims and Allowed Other GUC Claims	49
D.	Corporate Existence	49
E.	Vesting of Assets in the Reorganized Debtors	49
F.	Cancellation of Existing Securities and Agreements	50
G.	Corporate Action	51
H.	New Organizational Documents	52
I.	Shareholders Agreement	52

i

J.	Directors and Officers of the Reorganized Debtors	52
K.	Effectuating Documents; Further Transactions	53
L.	Exemption from Certain Taxes and Fees	53
M.	Exemption from Registration Requirements	54
N.	Preservation of Causes of Action	54
O.	Director and Officer Liability Insurance	55
P.	Payment of the Restructuring Expenses	55
Q.	Payment of Subordinated Notes Indenture Trustee Expenses	55
R.	Preservation of Debtor Royalty and Working Interests	56

ARTICLE V.
COMPENSATION, SEVERANCE AND BENEFITS PROGRAMS

A.	Management Incentive Plan	56
B.	Employment Agreements	56
C.	Deferred Compensation Plan	57
D.	Employee and Retiree Benefits	57
E.	Reorganized Unit Corp. Separation Benefit Plan	57
F.	Amended Separation Benefit Plan	57
G.	Separation Settlement	57

ARTICLE VI.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	59
B.	Pass-Through	60
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	60
D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	61
E.	Oil and Gas Leases	62
F.	Indemnification Obligations	63
G.	Insurance Policies	63
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	63
I.	Reservation of Rights	63
J.	Nonoccurrence of Effective Date	64
K.	Contracts and Leases Entered into After the Petition Date	64

ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed	64
B.	Delivery of Distributions and Undeliverable or Unclaimed Property	64
C.	Registration or Private Placement Exemption	67
D.	Registration Rights Agreement	68
E.	Compliance with Tax Requirements	68
F.	Surrender of Cancelled Instruments or Securities	69
G.	Allocations	69
H.	No Postpetition Interest on Claims	69
I.	Setoffs and Recoupment	69
J.	Claims Paid or Payable by Third Parties	70

ARTICLE VIII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims	71
B.	Claims and Interests Administration Responsibilities	71
C.	Estimation of Claims	71
D.	Adjustment to Claims or Interests Without Objection	72
E.	Disputed Claims Reserves	72
F.	Time to File Objections to Claims	75
G.	Disallowance of Claims	75
H.	Amendments to Claims	75
I.	No Distributions Pending Allowance	76
J.	Single Satisfaction of Claims	76

ARTICLE IX.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies	76
B.	Discharge of Claims and Termination of Interests	76
C.	Term of Injunctions or Stays	77
D.	Release of Liens	77
E.	Releases by the Debtors	77
F.	Releases by Holders of Claims and Interests	79
G.	Exculpation	80
H.	Injunction	81
I.	Protection Against Discriminatory Treatment	81
J.	Recoupment	82
K.	Subordination Rights	82
L.	Reimbursement or Contribution	82

ARTICLE X.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date	82
B.	Waiver of Conditions	83
C.	Substantial Consummation	84
D.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date	84

ARTICLE XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments	84
B.	Effect of Confirmation on Modifications	84
C.	Revocation or Withdrawal of the Plan	84

ARTICLE XII.
RETENTION OF JURISDICTION

ARTICLE XIII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect	87
B.	Additional Documents	87
C.	Reservation of Rights	88
D.	Successors and Assigns	88
E.	Service of Documents	88
F.	Term of Injunctions or Stays	89
G.	Entire Agreement	89
H.	Exhibits	89
I.	Nonseverability of Plan Provisions	90
J.	Votes Solicited in Good Faith	90
K.	Request for Expedited Determination of Taxes	90
L.	Closing of Chapter 11 Cases	90
M.	No Stay of Confirmation Order	90
N.	Waiver or Estoppel	91

INTRODUCTION

Unit Corp. and its affiliated debtors, as Debtors and debtors in possession in the above-captioned chapter 11 cases, jointly propose this chapter 11 plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against, and Interests in, such Debtor. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof or the Bankruptcy Code or Bankruptcy Rules. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS WHO ARE ELIGIBLE TO VOTE ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1. “8200 Unit” means 8200 Unit Drive, L.L.C., an Oklahoma limited liability company.

2. “Ad Hoc Group” means the ad hoc group of Holders of Subordinated Notes represented by the Consenting Noteholder Advisors.

3. “Administrative Expense Claim” means a Claim (other than any adequate protection claims (including, for the avoidance of doubt, RBL Lender Adequate Protection Claims) and DIP Claims) for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; and (d) Restructuring Expenses.

4. “Administrative Expense Claims Bar Date” means the deadline for Filing requests for payment of Administrative Expense Claims, which: (a) with respect to Administrative Expense Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 60 days after the Effective Date.

5. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

6. “Allowed” means (i) with respect to any Claim, (a) a Claim that is evidenced by a Proof of Claim or request for payment of an Administrative Expense Claim Filed by the Claims Bar Date, the Administrative Expense Claims Bar Date, the Governmental Bar Date, or the deadline for filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that (1) such Claim is not otherwise a Disputed Claim and (2) with respect to such Claim no objection to the allowance thereof has been interposed and the applicable period of time fixed by the Plan to file an objection has passed, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order; and (ii) with respect to any Interest, any Intercompany Interest that is Reinstated pursuant to the terms hereof. Except as otherwise provided in the Plan or an order of the Court or with respect to Priority Tax Claims, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is considered Disallowed and shall be expunged without further action by the Debtors or the Reorganized Debtors, as applicable, and without further notice to any party or action, approval, or order of the Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim or request for allowance and payment of an Administrative Expense Claim Filed after the Claims Bar Date, Administrative Expense Claims Bar Date, Governmental Bar Date, or the deadline for filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

7. “Allowed Subordinated Notes Claims” means the Allowed amount of the Subordinated Notes Claims, equal to $650,000,000 in principal amount, plus unpaid interest, fees, and other expenses arising and payable pursuant to the Subordinated Notes Indenture.

8. “Amended Separation Benefit Plan” means the Separation Benefit Plan as amended by the Debtors to provide Holders of Separation Claims who opt in to the Separation Settlement the Separation Settlement Treatment pursuant to Article V.A of this Plan. The Amended Separation Benefit Plan will be in form and substance acceptable to the Debtors and the Majority Consenting Noteholders, included in the Plan Supplement, and adopted by the Reorganized Debtors on the Effective Date. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the Amended Separation Benefit Plan before it is filed with the Plan Supplement.

9. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer and preference laws.

10. “Ballots” means the ballots distributed to certain Holders of Impaired Claims entitled to vote on the Plan upon which such Holders shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process.

11. “Bankruptcy Code” means title 11 of the United States Code, as amended and in effect during the pendency of the Chapter 11 Cases.

12. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court other than the Local Rules.

13. “Bar Date Order” means the order entered by the Court setting the Claims Bar Date and the Governmental Bar Date [Docket No. 170].

14. “Borrowers” means Unit Corp., UDC, and UPC, collectively in their capacity as borrowers under the RBL Credit Agreement.

15. “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

16. “Cash” means the legal tender of the United States of America or the equivalent thereof.

17. “Cause of Action” means any action, claim, cause of action, controversy, third-party claim, dispute, demand, right, action, Lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, account, defense, remedy, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, Disputed or undisputed, Secured or Unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract, in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, a “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code (including Avoidance Actions); (d) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

18. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the jointly administered chapter 11 cases pending for the Debtors in the Court.

19. “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code, against any Debtor.

20. “Claims Bar Date” means July 17, 2020 at 5:00 p.m. (prevailing Central Time), the date established pursuant to the Bar Date Order by which Proofs of Claim (other than for Administrative Expense Claims and Claims held by Governmental Units), must be Filed.

21. “Claims Objection Deadline” means the deadline for objecting to a Claim against a Debtor, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Court for objecting to such Claims.

22. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Noticing and Claims Agent.

23. “Class” means a category of Claims against or Interests in the Debtors as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

24. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

25. “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

26. “Confirmation Hearing” means the hearing held by the Court to consider Confirmation of the Plan pursuant to section 1128(a) of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

27. “Confirmation Order” means the Order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

28. “Consenting Noteholders” is used as defined in the Restructuring Support Agreement.

29. “Consenting Noteholder Advisors” means, collectively, the Consenting Noteholder Counsel and Greenhill & Co., LLC, as financial advisor to the Ad Hoc Group.

30. “Consenting Noteholder Counsel” means Weil, Gotshal & Manges LLP, as counsel to the Ad Hoc Group.

31. “Consenting RBL Lenders” is used as defined in the Restructuring Support Agreement.

32. “Consummation” means the occurrence of the Effective Date.

33. “Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of Texas.

34. “Cure Claim” means a monetary Claim based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such Debtor pursuant to section 365 of the Bankruptcy Code.

35. “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) maintained by any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

36. “Debtors” means, collectively, the following: Unit Corp., UDC, Unit Colombia, Unit USA Colombia, UPC, and 8200 Unit. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors shall mean the Reorganized Debtors to the extent context requires.

37. “Debtor Royalty and Working Interest” means any Royalty and Working Interest of a Debtor.

38. “Definitive Documentation” is used as defined in the Restructuring Support Agreement.

39. “DIP Agent” means BOKF NA dba Bank of Oklahoma, as administrative agent under the DIP Credit Agreement, and any successors in such capacity.

40. “DIP Credit Agreement” means that certain Superpriority Senior Secured Debtor-in-Possession Credit Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof) dated as of May 27, 2020 between Unit Corp., UDC, and UPC, as borrowers, the Other Debtors, as guarantors, the DIP Agent, the DIP Lenders, and the other secured parties thereunder.

41. “DIP Facility” means the debtor-in-possession financing facility provided by the DIP Lenders on the terms and conditions set forth in the DIP Credit Agreement and the DIP Orders.

42. “DIP Facility Claim” means any Claim held by a DIP Lender arising on account of any loans provided to the Debtors pursuant to the DIP Facility Documents.

43. “DIP Facility Documents” means the DIP Credit Agreement and all other agreements, documents, instruments, and amendments related thereto, including the DIP Orders, any Lender Swap Agreement (as defined in the DIP Credit Agreement) and any guaranty agreements, pledge and collateral agreements, UCC financing statements, or other perfection documents, subordination agreements, fee letters, and any other security agreements.

44. “DIP Lender” means each lender party to the DIP Credit Agreement in its capacity as such.

45. “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

46. “Disallowed” means, with respect to any Claim, or any portion thereof, that such Claim, or such portion thereof, is not Allowed; provided, however, that a Disputed Claim shall not be considered Disallowed until so determined by entry of a Final Order.

47. “Disbursing Agent” means, on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, their respective agent(s), or any Entity or Entities designated by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions that are to be made on or after the Initial Distribution Date pursuant to the Plan.

48. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Joint Chapter 11 Plan of Reorganization, dated as of June 19, 2020, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

49. “Disclosure Statement and Solicitation Motion” is used as defined in the Restructuring Support Agreement.

50. “Disputed” means, with respect to any Claim or Interest, that such Claim or Interest (a) is not yet Allowed, (b) is not Disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable, (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law, or (d) is or is hereafter listed in the Schedules as contingent, unliquidated, or disputed and for which a Proof of Claim is or has been timely Filed in accordance with the Bar Date Order.

51. “Disputed Claims Reserve” means, collectively, the Unit Corp. Disputed Claims Reserve and the UPC Disputed Claims Reserve.

52. “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, other than with respect to publicly held securities, which date shall be the Confirmation Date or such other date as designated in an order of the Court.

53. “DTC” means The Depository Trust Company, a limited-purpose trust company and securities depository organized under the laws of the State of New York.

54. “Effective Date” means the date selected by the Debtors on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article X.A have been satisfied or waived (in accordance with Article X.B); and (c) the Plan becomes effective; provided, however, that if such date does not occur on a Business Day, the Effective Date shall be deemed to occur on the first Business Day after such date.

55. “Employment Agreements” means, collectively, (a) that certain new employment agreement to be entered into between Reorganized Unit Corp. and David T. Merrill as President and Chief Executive Officer of Reorganized Unit Corp. on the Effective Date, and (b) that certain new employment agreement to be entered into between Reorganized Unit Corp. and Mark E. Schell as Senior Vice President, Corporate Secretary, and General Counsel to Reorganized Unit Corp., each of which will include provisions governing severance, subject to the consent of the Majority Consenting Noteholders, and in each case consistent with and subject to the terms and conditions of the respective employment agreement term sheets attached as Exhibit 3 and Exhibit 4, respectively, to the Restructuring Term Sheet. The Employment Agreements will be in form and substance acceptable to the Debtors and the Majority Consenting Noteholders, included in the Plan Supplement, and entered into by Reorganized Unit Corp. and the respective executive on the Effective Date. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the Employment Agreements before such documents are filed with the Plan Supplement.

56. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

57. “Equity Exit Fee” means an amount of Reorganized Unit Corp. Interests equal to 5% of the total Reorganized Unit Corp. Interests, subject to dilution solely by the MIP Equity and the Warrant Package.

58. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

59. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78(a) – 78(pp).

60. “Exculpated Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Debtors’ Professionals; (d) the Released Parties; and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

61. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

62. “Exit Facility” means a new credit facility to be provided by the Exit Facility Lenders on the Effective Date pursuant to the Exit Facility Documents consisting of (a) a senior secured revolving credit facility in an amount equal to $140 million and (b) a senior secured term loan facility in an amount equal to $40 million, as set forth in and consistent with and subject to the terms and conditions of the Exit Facility Term Sheet.

63. “Exit Facility Agent” means BOKF, NA dba Bank of Oklahoma, the administrative agent and collateral agent under the Exit Facility, or any successor thereto, solely in its capacity as such.

64. “Exit Facility Credit Agreement” means the credit agreement in respect of the Exit Facility to be entered into by Reorganized Unit Corp., Reorganized UDC, and Reorganized UPC, as borrowers, the Exit Facility Agent, the Exit Facility Lenders, and the other secured parties thereunder on the Effective Date. A substantially final form of the Exit Facility Credit Agreement, in form and substance reasonably acceptable to the Debtors, the Majority Consenting Noteholders, and the Majority Consenting RBL Lenders, will be included in the Plan Supplement.

65. “Exit Facility Documents” means the Exit Facility Credit Agreement and all other agreements, documents, instruments, and amendments related thereto, including any guaranty agreements, pledge and collateral agreements, UCC financing statements, or other perfection documents, subordination agreements, fee letters, and any other security agreements. The Exit Facility Documents shall be in form and substance reasonably acceptable to the Debtors, the Majority Consenting Noteholders, and the Majority Consenting RBL Lenders.

66. “Exit Facility Lender” means each lender party to the Exit Facility Credit Agreement.

67. “Exit Facility Term Sheet” means that certain term sheet attached as Exhibit 2 to the Restructuring Term Sheet and incorporated herein by reference.

68. “Face Amount” means, with respect to a Disputed Claim: (a) the full stated amount claimed by the Holder of such Claim in a Proof of Claim Filed by the Claims Bar Date (if the Proof of Claim specifies a liquidated amount); (b) the full amount of such Claim listed on the Debtors’ Schedules if the applicable Proof of Claim does not specify a liquidated amount; or (c) the amount of such Claim estimated by the Court for purposes of allowance pursuant to section 502(c) of the Bankruptcy Code; provided that, with respect to such a Claim, the amount estimated by the Court for purposes of allowance pursuant to section 502(c) shall control notwithstanding that such Holder has Filed a Proof of Claim or the amount of such Claim is listed on the Debtors’ Schedules; provided further that, with respect to Disputed Claims for which the applicable Proofs of Claim do not specify a liquidated amount and such Claims are not listed on the Debtors’ Schedules, the “Face Amount” shall mean the aggregate amount established by the Court for such Claims in the Order Establishing Disputed Claims Reserve Amount.

69. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

70. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Noticing and Claims Agent or the Court through the PACER or CM/ECF website.

71. “Final DIP Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 173], as amended from time to time.

72. “Final Order” means (a) an order or judgment of the Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

73. “General Unsecured Claim” means any Unsecured Claim against any Debtor (including, for the avoidance of doubt, (a) a Separation Claim, and (b) any Claim arising from the rejection of an Executory Contract or Unexpired Lease) that is not otherwise paid in full or otherwise satisfied during the Chapter 11 Cases pursuant to an order of the Court, other than an Administrative Expense Claim, an Intercompany Claim, an Other Priority Claim, a Priority Tax Claim, a Professional Fee Claim, a Section 510(b) Claim, or a Subordinated Notes Claim.

74. “Governmental Bar Date” means November 18, 2020 at 5:00 p.m. (prevailing Central Time), the date established pursuant to the Bar Date Order by which Proofs of Claim of Governmental Units must be Filed.

75. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

76. “Holder” means a Person or Entity holding a Claim against or Interest in a Debtor, as applicable.

77. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

78. “Indemnification Obligations” means each of the Debtors’ indemnification obligations, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment contracts, for the current and former directors and the officers of the Debtors.

79. “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Claims or Interests pursuant to the Plan, which shall be a date selected by the Reorganized Debtors consistent with the terms of this Plan and the Definitive Documentation.

80. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

81. “Intercompany Claim” means any Claim held by one Debtor against another Debtor.

82. “Intercompany Interest” means an Interest in one Debtor held by another Debtor.

83. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in a Person (including any Debtor or Reorganized Debtor), including any ordinary share, unit, common stock, preferred stock, membership interest, partnership interest, or other instrument, evidencing any fixed or contingent ownership interest, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest that existed immediately before the Effective Date, including any Claim that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

84. “Interim Compensation Order” means the order entered by the Court establishing procedures for compensation of Professionals pursuant to the Debtors’ Motion for Entry of an Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 148].

85. “Interim DIP Order” means the Interim Order Authorizing the Debtors to (A) Obtain Senior Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 62], as amended by the Amended Interim Order Authorizing the Debtors to (A) Obtain Senior Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 70], and as further amended from time to time.

86. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

87. “IRS” means the Internal Revenue Service.

88. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

89. “Lender Professional Fees” is used as defined in the DIP Orders.

90. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

91. “List of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, which shall be included in the Plan Supplement. For the avoidance of doubt, the List of Retained Causes of Action shall not include any Causes of Action against any Released Parties.

92. “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.

93. “Majority Consenting Noteholders” is used as defined in the Restructuring Support Agreement.

94. “Majority Consenting RBL Lenders” is used as defined in the Restructuring Support Agreement.

95. “Majority Restructuring Support Parties” is used as defined in the Restructuring Support Agreement.

96. “Management Incentive Plan” means that certain post-Effective Date management incentive plan of the Reorganized Debtors to be adopted by the New Board and governed by the MIP Documents, pursuant to which the MIP Equity shall be reserved for grants made from time to time to directors, officers, or other management and employees of the Reorganized Debtors, in a form, amounts, and at times to be determined by the New Board. A substantially final form of the Management Incentive Plan, in form and substance acceptable to the Debtors and the Majority Consenting Noteholders, will be included in the Plan Supplement. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the Management Incentive Plan before it is Filed with the Plan Supplement.

97. “MIP Documents” means the documents governing the Management Incentive Plan.

98. “MIP Equity” means equity-based awards (including stock options, restricted stock units, Reorganized Unit Corp. Interests, or other rights exercisable, exchangeable, or convertible into Reorganized Unit Corp. Interests) representing 7% of the Reorganized Unit Corp. Interests on a fully diluted basis to be reserved under the Management Incentive Plan for grants made from time to time to directors, officers, or other management and employees of the Reorganized Debtors, in a form, amounts, and times to be determined by the New Board.

99. “New Board” means, (a) with respect to Reorganized Unit Corp., the initial board of directors of Reorganized Unit Corp. and (b) with respect to each other Reorganized Debtor, the initial board of directors, board of managers, or other governing body of such Reorganized Debtor, in each case as determined pursuant to Article IV.J of this Plan and the Plan Supplement. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the composition of the New Board before such New Board is disclosed in the Plan Supplement.

100. “New Organizational Documents” means all applicable material governance documents of Reorganized Unit Corp. and the form of the certificates or articles of incorporation, charters, bylaws, or such other applicable formation documents of each of the Reorganized Debtors. Substantially final forms of the New Organizational Documents, in form and substance acceptable to the Debtors and the Majority Consenting Noteholders, will be included in the Plan Supplement. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the New Organizational Documents before they are Filed with the Plan Supplement.

101. “Non-Debtor Royalty and Working Interest” any Royalty and Working Interest of an Entity other than a Debtor.

102. “Non-Debtor Subsidiary” means SPC Midstream Operating, L.L.C., an Oklahoma limited liability company.

103. “Noticing and Claims Agent” means Prime Clerk LLC, the noticing, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases pursuant to the Order Authorizing the Employment and Retention of Prime Clerk LLC as Claims, Noticing, and Solicitation Agent entered by the Court on May 25, 2020 [Docket No. 34].

104. “Oil and Gas Leases” means any and all unexpired instruments in which any of the Debtors or Reorganized Debtors, as the case may be, were granted or hold an existing leasehold, working interest, or similar interest in oil and gas and/or other liquid or gaseous hydrocarbons, including methane, as of the Effective Date, including, without limitation, any leases set forth in the Plan Supplement. The term “Oil and Gas Leases” specifically includes oil and gas leases issued by any department, branch, bureau, or division of the United States government in which the Debtors or Reorganized Debtors, as the case may be, hold an existing leasehold, working interest, or similar interest as of the Effective Date.

105. “Order Establishing Disputed Claims Reserve Amount” means an order of the Court establishing the total Face Amount of all Disputed Unit Corp. GUC Claims and the total Face Amount of all Disputed UPC GUC Claims for purposes of calculating the Unit Corp. Disputed Claims Reserve Equity Pool and the UPC Disputed Claims Reserve Equity Pool, respectively.

106. “Ordinary Course Professionals” means the various Professionals the Debtors employ in the ordinary course of their business and retained by the Debtors pursuant to, and who are subject to, the Ordinary Course Professionals Order.

107. “Ordinary Course Professionals Order” means the order entered by the Court establishing the procedures for retaining and compensating the Ordinary Course Professionals [Docket No. 151].

108. “Other Debtors” means 8200 Unit, Unit USA Colombia, and Unit Colombia.

109. “Other GUC Claim” means a General Unsecured Claim against an Other Debtor.

110. “Other Interest” means an Interest in an Other Debtor.

111. “Other Priority Claim” means any Claim against a Debtor other than an Administrative Expense Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claim has not already been paid during the Chapter 11 Cases.

112. “Other Secured Claim” means any Secured Claim other than a DIP Claim, an RBL Secured Claim, or an RBL Lender Adequate Protection Claim.

113. “Other Subordinated Notes Claim” means a Subordinated Notes Claim against an Other Debtor.

114. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

115. “Petition Date” means May 22, 2020, the date on which each Debtor Filed its voluntary petition for relief commencing the Chapter 11 Cases.

116. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, Restructuring Support Agreement, and the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules to the Plan.

117. “Plan Supplement” means the compilation of documents and forms of documents, and all schedules, exhibits, attachments, agreements, and instruments referred to therein, ancillary or otherwise, including: the Management Incentive Plan, the Exit Facility, the New Organizational Documents, the Warrant Agreement, the Employment Agreements, the Registration Rights Agreement, the Schedule of Assumed Executory Contracts and Unexpired Leases, the Schedule of Rejected Executory Contracts and Unexpired Leases, the Reorganized Unit Corp. Separation Benefit Plan, and the Amended Separation Benefit Plan, all of which shall be incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, modified, replaced and/or supplemented from time to time, which shall be filed with the Bankruptcy Court on or before seven (7) Business Days prior to the Voting Deadline.

118. “Priority Tax Claim” means any Claim entitled to priority, whether Secured or Unsecured, against a Debtor of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

119. “Pro Rata” means, unless indicated otherwise, the proportion that an Allowed Claim or an Allowed Interest bears to the aggregate amount of Allowed Claims, Allowed Interests, or other matter so referenced, as the context requires, provided that with respect to the fees (including the Equity Exit Fee), revolving loans, term loans, and letter of credit participations under the Exit Facility, “Pro Rata” shall mean the proportion that an Allowed DIP Facility Claim, Allowed Unit Corp. RBL Secured Claim, Allowed UDC RBL Secured Claim, or Allowed UPC RBL Secured Claim bears to the aggregate amount of all of such Allowed Claims.

120. “Professional” means an Entity employed pursuant to a Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

121. “Professional Fee Claims” means all Administrative Expense Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Court. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Allowed Professional Fee Claim.

122. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors on the Effective Date in an amount equal to the Professional Fee Reserve Amount, pursuant to Article II.B.

123. “Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated in accordance with Article II.B.3.

124. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

125. “Quarterly Distribution Date” means the twentieth day of the month following the end of each calendar quarter after the Effective Date (including, for the avoidance of doubt, the calendar quarter in which the Effective Date occurs), or as soon as reasonably practicable thereafter.

126. “RBL Agent” means BOKF, NA dba Bank of Oklahoma, as administrative agent under the RBL Credit Agreement in its capacity as such, and any successors in such capacity.

127. “RBL Agent Advisors” means, collectively, the RBL Agent Counsel and Huron Consulting Group Inc., as financial advisor to the RBL Agent.

128. “RBL Agent Counsel” means, collectively, Frederic Dorwart, Lawyers PLLC and Bracewell LLP, as counsel to the RBL Agent.

129. “RBL Credit Agreement” means that certain Senior Credit Agreement, dated as of September 13, 2011 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date), between the Borrowers, the RBL Agent, the RBL Lenders from time to time party thereto, and the other secured parties thereunder.

130. “RBL Facility” means the reserve-based lending revolving credit facility pursuant to the RBL Credit Agreement.

131. “RBL Facility Documents” means the RBL Credit Agreement and all other agreements, documents, instruments, and amendments related thereto, including any guaranty agreements, pledge and collateral agreements, UCC financing statements, or other perfection documents, subordination agreements, fee letters, and any other security agreements.

132. “RBL Lender” means each lender party to the RBL Credit Agreement in its capacity as such.

133. “RBL Lender Adequate Protection Claim” means all adequate protection claims arising in favor of the RBL Lenders under applicable law or pursuant to the DIP Orders.

134. “RBL Secured Claims” means, collectively, Claims against the Debtors arising under or in connection with the RBL Facility, plus any liability with respect to any letters of credit issued under the RBL Credit Agreement which are drawn as of the Petition Date, plus accrued and unpaid interest, fees, costs, and expenses, including attorney’s fees, agent’s fees, other professional fees, and disbursements, in each case, in accordance with the terms of the RBL Credit Agreement, but only to the extent such Claims are not refinanced into the DIP Facility pursuant to a roll-up in accordance with the DIP Orders. For the avoidance of doubt, all letters of credit issued under the RBL Facility as of the Petition Date are deemed to be issued under the DIP Facility pursuant to the Final DIP Order.

135. “Registration Rights Agreement” means an agreement to be entered into by the Reorganized Debtors and the Registration Rights Beneficiaries on the Effective Date in accordance with Article VII.D of the Plan and in a customary form consistent with the Restructuring Term Sheet and in form and substance acceptable to the Debtors and the Majority Consenting Noteholders. A substantially final form of the Registration Rights Agreement will be included in the Plan Supplement. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the Registration Rights Agreement before it is Filed with the Plan Supplement.

136. “Registration Rights Beneficiaries” means (a) each Consenting Noteholder and (b) any other Holder of 10% or more of the Reorganized Unit Corp. Interests.

137. “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

138. “Release Opt-Out” means the election, to be made solely through a properly submitted Ballot or Release Opt-Out Form, to opt out of the release provisions set forth in Article IX.F.

139. “Release Opt-Out Form” means the form upon which certain Holders of Interests not entitled to vote on the Plan may indicate their election with respect to the Release Opt-Out, in each case in accordance with the Plan and the procedures governing the solicitation process.

140. “Released Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent; (d) the DIP Lenders; (e) the RBL Agent; (f) the RBL Lenders; (g) the Consenting Noteholders; (h) the Exit Facility Agent; (i) the Exit Facility Lenders; (j) Subordinated Notes Indenture Trustee, and (k) with respect to each of the foregoing parties under (a) through (j) such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such. Notwithstanding the foregoing, any Person or Entity that opts out of the releases set forth in Article IX.F of the Plan shall not be a Released Party.

141. “Releasing Party” means each of the following solely in its capacity as such: (a) all Released Parties; (b) all Holders of Claims and Interests that are deemed to accept the Plan; (c) all Holders of Claims and Interests who vote to accept the Plan; (d) each Holder of a Claim or Interest whose vote to accept or reject the Plan is solicited but who does not vote either to accept or reject the Plan; (e) each Holder of a Claim or Interest who votes, or is deemed, to reject the Plan and who does not elect the Release Opt-Out on its Ballot or Release Opt-Out Form, as applicable; and (f) the Holders of all Claims and Interests that were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out.

142. “Reorganized” means, in relation to a Debtor, such Debtor (or any successor thereto, by merger, consolidation, or otherwise), as reorganized on or after the Effective Date.

143. “Reorganized Unit Corp.” means Unit Corp., as Reorganized on the Effective Date, which will hold, directly or indirectly, substantially all of the assets of Unit Corp., including the Intercompany Interests in the Subsidiaries, as Reorganized on or after the Effective Date.

144. “Reorganized Unit Corp. Equity Pool” means the total number of Reorganized Unit Corp. Interests to be issued under the Plan.

145. “Reorganized Unit Corp. Interest” means an Interest in Reorganized Unit Corp. that will be issued by the Disbursing Agent on the Effective Date (or such other date as set forth herein or in the Plan Supplement).

146. “Reorganized Unit Corp. Separation Benefit Plan” means a comprehensive severance plan for employees of the Reorganized Debtors, including each employee of the Debtors that is retained by the Reorganized Debtors whose severance did not vest prior to the Petition Date pursuant to the Separation Benefit Plan and each Vested Retained Employee. The Reorganized Unit Corp. Separation Benefit Plan shall provide, among other things, that employees entitled to participate in the Reorganized Unit Corp. Separation Benefit Plan will be entitled to two weeks of severance pay per year of service, with a minimum of four weeks and a maximum of 13 weeks of severance pay, with eligibility and vesting terms acceptable to the Debtors and the Majority Consenting Noteholders. The Reorganized Unit Corp. Separation Benefit Plan will be included in the Plan Supplement and adopted by the Reorganized Debtors on the Effective Date. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the Reorganized Unit Corp. Separation Benefit Plan before it is Filed with the Plan Supplement.

147. “Restructuring” means all actions that may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate, the Restructuring Support Agreement and the Plan.

148. “Restructuring Expenses” means the reasonable and documented professional fees and expenses incurred by the Consenting Noteholder Advisors, the RBL Agent Advisors, and the RBL Lenders pursuant to the terms of the respective fee and engagement letters entered into by such Persons, as applicable, and in each case, in connection with or arising as a result of the Restructuring, the Plan, or the Chapter 11 Cases.

149. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated May 22, 2020, by and among the Debtors and the Restructuring Support Parties, as may be further amended, restated, modified, supplemented, or replaced from time to time in accordance with the terms thereof.

150. “Restructuring Support Parties” is used as defined in the Restructuring Support Agreement.

151. “Restructuring Term Sheet” means that certain term sheet for the Restructuring attached as Exhibit A to the Restructuring Support Agreement.

152. “Royalty and Working Interest” means any working interest granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, and non-participating royalty interests.

153. “Royalty Order” means the Order (I) Authorizing the Debtors to Make or Honor Mineral Payments, Working Interest Disbursements, and Joint Interest Billings and (II) Granting Related Relief entered by the Court on May 26, 2020 [Docket No. 54].

154. “Salary Deferral Plan” means the Unit Corporation Salary Deferral Plan, as amended from time to time.

155. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

156. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the Schedule of Rejected Contracts before it is Filed with the Plan Supplement.

157. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial conformance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

158. “SEC” means the United States Securities and Exchange Commission.

159. “Section 510(b) Claim” means any Claim against a Debtor arising from (a) rescission of a purchase or sale of a Security in any Debtor or an Affiliate of any Debtor, (b) purchase or sale of such a Security, or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

160. “Secured” means a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

161. “Secured Tax Claim” means any Secured Claim against a Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

162. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, or any similar federal, state or local law.

163. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

164. “Separation Benefit Plan” means, collectively, (a) the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries, as amended and restated effective as of December 8, 2015, and (b) the Special Separation Benefit Plan of Unit Corporation and Participating Subsidiaries, as amended and restated effective as of December 8, 2015.

165. “Separation Claim” means a Class A-5 Unit Corp. GUC Claim held by a Vested Retained Employee or a Vested Former Employee on account of vested severance obligations, and in the case of a Vested Former Employee, excluding any Separation Minimum Claim.

166. “Separation Installment Payment” means, with respect to a Vested Former Employee or a Vested Retained Employee, the maximum amount of each installment payment that would be payable to such individual on account of vested severance obligations pursuant to the terms of the Separation Benefit Plan (as in effect immediately prior to the Petition Date).

167. “Separation Minimum Claim” means a Claim for severance held by a Vested Former Employee in an amount up to $13,650, less the amount, if any, payable to such individual under section 507(a)(4) of the Bankruptcy Code for wages, salaries, or commissions other than severance.

168. “Separation Settlement” means the settlement pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 between Unit Corp. and certain Holders of Separation Claims, as more fully set forth in Article V.G of this Plan.

169. “Separation Settlement Opt-In” means the election of a Holder of a Separation Claim, to be made solely through a properly submitted Ballot, to opt in to the Separation Settlement.

170. “Separation Settlement Treatment” means, collectively, the treatment for Separation Claims of (a) Vested Former Employees pursuant to Article V.G.1 of this Plan and (b) Vested Retained Employees pursuant to Article V.G.2. of this Plan.

171. “Severance Fund” means Cash in an amount equal to (a) $7,500,000 less (b) the aggregate amount of all Separation Minimum Claims paid to Vested Former Employees prior to the Effective Date.

172. “Shareholders Agreement” means the shareholders agreement that may (if determined by the Majority Consenting Noteholders) be entered into on the Effective Date by Reorganized Unit Corp., the Consenting Noteholders, and all or certain other Holders of Reorganized Unit Corp. Interests, containing customary terms, and which may include terms (as determined by the Majority Consenting Noteholders) regarding governance (including implementing the terms of the New Board in accordance with Article IV.J and the Plan Supplement), transfer rights, and/or other matters regarding Reorganized Unit Corp. and the Reorganized Unit Corp. Interests, in each case consistent with the Restructuring Term Sheet. A substantially final form of the Shareholders Agreement, if any, in form and substance acceptable to the Debtors and the Majority Consenting Noteholders, will be included in the Plan Supplement. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding any Shareholders Agreement before it is Filed with the Plan Supplement, as applicable.

173. “Solicitation Materials” is used as defined in the Restructuring Support Agreement.

174. “Subordinated Notes” means Unit Corp.’s 6.625% senior subordinated notes due 2021 issued pursuant to the Subordinated Notes Indenture.

175. “Subordinated Notes Claims” means any Claim against any Debtor on account of the Subordinated Notes, including any guarantee of any Claim, arising under the Subordinated Notes Indenture.

176. “Subordinated Notes Indenture” means that certain Indenture, dated as of May 18, 2011 (as amended, restated, modified, supplemented, or replaced from time to time), among Unit Corp., each of the guarantors party thereto, and the Subordinated Notes Indenture Trustee, as supplemented by that certain First Supplemental Indenture, dated as of May 18, 2011 (as amended, restated, modified, supplemented, or replaced from time to time), among Unit Corp., each of the guarantors party thereto, and the Subordinated Notes Indenture Trustee, and as further supplemented by that certain Second Supplemental Indenture, dated as of January 7, 2013 (as amended, restated, modified, supplemented, or replaced from time to time), among Unit Corp., each of the guarantors party thereto, and the Subordinated Notes Indenture Trustee.

177. “Subordinated Notes Indenture Trustee” means Wilmington Trust, National Association (as successor to Wilmington Trust FSB), in its capacity as trustee under the Subordinated Notes Indenture, and any successors in such capacity.

178. “Subordinated Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment to which the Subordinated Notes Indenture Trustee is entitled pursuant to the Subordinated Notes Indenture or any ancillary documents, instruments or agreements.

179. “Superior” means Superior Pipeline Company, L.L.C., a Delaware limited liability company.

180. “Subsidiaries” means UDC, Unit Colombia, Unit USA Colombia, UPC, and 8200 Unit.

181. “Total Enterprise Value” or “TEV” means, with respect to a Debtor, the total enterprise value of such Debtor as of the date and in the amount set forth in the valuation analysis disclosed in the Disclosure Statement (as may be amended, modified, or otherwise supplemented from time to time).

182. “UDC” means Unit Drilling Company, an Oklahoma corporation.

183. “UDC Equity Allocation” means the number of Reorganized Unit Corp. Interests equal to: (i)(a) the Reorganized Unit Corp. Equity Pool less (b) the Equity Exit Fee less (c) the MIP Equity; times (ii)(a) the Total Enterprise Value of UDC, divided by (b) the Total Enterprise Value of the Debtors, as reflected in the following formula:

184. “UDC GUC Claim” means a General Unsecured Claim against UDC.

185. “UDC Intercompany Claim” means an Intercompany Claim against UDC.

186. “UDC Intercompany Claim Allocation” means the total number of Reorganized Unit Corp. Interests recoverable on behalf of UDC on account of Intercompany Claims held by UDC.

187. “UDC Intercompany Equity Pool” means the number of Reorganized Unit Corp. Interests equal to: (i) the UDC Equity Allocation times (ii)(a) the total UDC Intercompany Claims divided by (b)(1) the total UDC Subordinated Notes Claims plus (2) the total UDC Intercompany Claims, as reflected in the following formula:

188. “UDC Interest” means an Interest in UDC.

189. “UDC RBL Secured Claim” means an RBL Secured Claim against UDC.

190. “UDC Subordinated Notes Claim” means a Subordinated Notes Claim against UDC.

191. “UDC Subordinated Notes Equity Pool” means the number of Reorganized Unit Corp. Interests equal to: (i)(a) the UDC Equity Allocation times (b)(1) the total UDC Subordinated Notes Claims divided by (2)(A) the total UDC Subordinated Notes Claims plus (B) the total UDC Intercompany Claims, plus (ii) the UDC Intercompany Claim Allocation, as reflected in the following formula:

192. “Unclaimed Property” means any distribution under the Plan on account of an Allowed Claim whose holder has not: (a) accepted such distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept such distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate such distribution; or (d) taken any other action necessary to facilitate such distribution.

193. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

194. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are not “impaired” within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash or Reinstatement.

195. “Unit Colombia” means Unit Drilling Colombia, L.L.C., a Delaware limited liability company.

196. “Unit Corp.” means Unit Corporation, a Delaware corporation.

197. “Unit Corp. Disputed Claims Reserve” means a reserve of Reorganized Unit Corp. Interests to be funded on or before the Effective Date for Disputed Unit Corp. GUC Claims in accordance with Article VIII.E.

198. “Unit Corp. Disputed Claims Reserve Equity Pool” means the number of Reorganized Unit Corp. Interests equal to: (i) the Unit Corp. GUC Equity Pool times (ii)(a) the total Face Amount of all Disputed Unit Corp. GUC Claims divided by (b) the total amount of all Unit Corp. GUC Claims, as reflected in the following formula:

199. “Unit Corp. Equity Allocation” means the number of Reorganized Unit Corp. Interests equal to (i)(a) the Reorganized Unit Corp. Equity Pool less (b) the Equity Exit Fee less

(c) the MIP Equity; times (ii)(a) the Total Enterprise Value of Unit Corp. divided by (b) the Total Enterprise Value of the Debtors, as reflected in the following formula:

200. “Unit Corp. GUC Claim” means a General Unsecured Claim against Unit Corp.

201. “Unit Corp. GUC Equity Pool” means the number of Reorganized Unit Corp. Interests equal to: (i)(a) the Unit Corp. Equity Allocation times (b)(1) the total Unit Corp. GUC Claims divided by (2)(A) the total Unit Corp. Subordinated Notes Claims plus (B) the total Unit Corp. GUC Claims plus (C) the total Unit Corp. Intercompany Claims, plus (ii)(a) the Unit Corp. Intercompany Claim Allocation times (b)(1) the total Unit Corp. GUC Claims divided by (2)(A) the total Unit Corp. Subordinated Notes Claims, plus (B) the total Unit Corp. GUC Claims, as reflected in the following formula:

The Unit Corp. GUC Equity Pool may be reduced by the Unit Corp. Disputed Claims Reserve Equity Pool.

202. “Unit Corp. Intercompany Claim” means an Intercompany Claim against Unit Corp.

203. “Unit Corp. Intercompany Claim Allocation” means the total number of Reorganized Unit Corp. Interests recoverable on behalf of Unit Corp. or 8200 Unit on account of Intercompany Claims held by Unit Corp. or 8200 Unit, respectively.

204. “Unit Corp. Intercompany Equity Pool” means the number of Reorganized Unit Corp. Interests equal to: (i) the Unit Corp. Equity Allocation times (ii)(a) the total Unit Corp. Intercompany Claims divided by (b)(1) the total Unit Corp. Subordinated Notes Claims plus (2) the total Unit Corp. GUC Claims plus (3) the total Unit Corp. Intercompany Claims, as reflected in the following formula:

205. “Unit Corp. Interest” means an Interest in Unit Corp.

206. “Unit Corp. RBL Secured Claim” means an RBL Secured Claim against Unit Corp.

207. “Unit Corp. Subordinated Notes Claim” means a Subordinated Notes Claim against Unit Corp.

208. “Unit Corp. Subordinated Notes Equity Pool” means the number of Reorganized Unit Corp. Interests equal to: (i)(a) the Unit Corp. Equity Allocation times (b)(1) the total Unit Corp. Subordinated Notes Claims divided by (2)(A) the total Unit Corp. Subordinated Notes Claims plus (B) the total Unit Corp. GUC Claims plus (C) the total Unit Corp. Intercompany Claims, plus (ii)(a) the Unit Corp. Intercompany Claim Allocation times (b)(1) the total Unit Corp. Subordinated Notes Claims divided by (2)(A) the total Unit Corp. Subordinated Notes Claims, plus (B) the total Unit Corp. GUC Claims, as reflected in the following formula:

209. “Unit USA Colombia” means Unit Drilling USA Colombia, L.L.C., a Delaware limited liability company.

210. “Unsecured” means, with respect to a Claim, not Secured.

211. “UPC” means Unit Petroleum Company, an Oklahoma corporation.

212. “UPC Disputed Claims Reserve” means a reserve of Reorganized Unit Corp. Interests to be funded on or before the Effective Date for Disputed UPC GUC Claims in accordance with Article VIII.E.

213. “UPC Disputed Claims Reserve Equity Pool” means the number of Reorganized Unit Corp. Interests equal to: (i) the UPC GUC Equity Pool times (ii)(a) the total Face Amount of all Disputed UPC GUC Claims divided by (b) the total amount of all UPC GUC Claims, as reflected in the following formula:

214. “UPC Equity Allocation” means the number of Reorganized Unit Corp. Interests equal to: (i)(a) the Reorganized Unit Corp. Equity Pool less (b) the Equity Exit Fee less (c) the MIP Equity; times (ii)(a) the Total Enterprise Value of UPC divided by (b) the Total Enterprise Value of the Debtors, as reflected in the following formula:

215. “UPC GUC Claim” means a General Unsecured Claim against UPC.

216. “UPC GUC Equity Pool” means the number of Reorganized Unit Corp. Interests equal to (i)(a) the UPC Equity Allocation times (b)(1) the total UPC GUC Claims divided by (2)(A) the total UPC Subordinated Notes Claims plus (B) the total UPC GUC Claims, plus (C) the total UPC Intercompany Claims, plus (ii)(a) the UPC Intercompany Claim Allocation times (b)(1) the total UPC GUC Claims divided by (2)(A) the total UPC Subordinated Notes Claims, plus (B) the total UPC GUC Claims, as reflected in the following formula:

The UPC GUC Equity Pool may be reduced by the UPC Disputed Claims Reserve Equity Pool.

217. “UPC Intercompany Claim” means an Intercompany Claim against UPC.

218. “UPC Intercompany Claim Allocation” means the total number of Reorganized Unit Corp. Interests recoverable on behalf of UPC on account of Intercompany Claims held by UPC.

219. UPC Intercompany Equity Pool” means the number of Reorganized Unit Corp. Interests equal to: (i) the UPC Equity Allocation times (ii)(a) the total UPC Intercompany Claims divided by (b)(1) the total UPC Subordinated Notes Claims plus (2) the total UPC GUC Claims plus (3) the total UPC Intercompany Claims, as reflected in the following formula:

220. “UPC Interest” means an Interest in UPC.

221. “UPC Subordinated Notes Claim” means a Subordinated Notes Claim against UPC.

222. “UPC Subordinated Notes Equity Pool” means the number of Reorganized Unit Corp. Interests equal to (i)(a) the UPC Equity Allocation times (b)(1) the total UPC Subordinated Notes Claims divided by (2)(A) the total UPC Subordinated Notes Claims plus (B) the total UPC GUC Claims plus (C) the total UPC Intercompany Claims, plus (ii)(a) the UPC Intercompany Claim Allocation times (b)(1) the total UPC Subordinated Notes Claims divided by (2)(A) the total UPC Subordinated Notes Claims, plus (B) the total UPC GUC Claims, as reflected in the following formula:

223. “UPC RBL Secured Claim” means an RBL Secured Claim against UPC.

224. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

225. “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

226. “Vested Former Employee” means a former employee of a Debtor or the Non-Debtor Subsidiary with vested benefits under the Separation Benefit Plan as of the Petition Date, who has commenced receiving benefits or is entitled to commence receiving benefits under the Separation Benefit Plan as of the Petition Date.

227. “Vested Retained Employee” means an employee of a Debtor (a) with vested benefits under the Separation Benefit Plan as of the Petition Date or (b) whose severance benefits vest under the Separation Benefit Plan during the Chapter 11 Cases as a result of termination.

228. “Voting Deadline” means, the deadline for submitting votes to accept or reject the Plan, which deadline is July 29, 2020 at 5:00 p.m. (prevailing Central Time), unless extended by the Debtors.

229. “Voting Procedures” means the procedures and instructions for voting on the Plan and related deadlines as set forth in the Court order conditionally approving the Disclosure Statement and the solicitation procedures [Docket No. 175].

230. “Wages Order” means the Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefit Programs, and (II) Granting Related Relief entered by the Court on May 26, 2020 [Docket No. 52].

231. “Warrant Agreement” means the document governing the terms of the Warrant Package. A substantially final form of the Warrant Agreement, in form and substance acceptable to the Debtors and the Majority Consenting Noteholders, will be included in the Plan Supplement. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the Warrant Agreement before it is Filed with the Plan Supplement.

232. “Warrant Equity” means the Reorganized Unit Corp. Interests issuable upon the exercise of the Warrant Package, subject to dilution by the MIP Equity.

233. “Warrant Package” means out-of-the-money warrants governed by the Warrant Agreement exercisable for an aggregate of 12.5% of the Reorganized Unit Corp. Equity Pool with a maturity of 7 years and a strike price equal to an implied 100% recovery to Holders of the Subordinated Notes on account of the Subordinated Notes Claims (inclusive of accrued and unpaid interest as of May 15, 2021). The Warrant Package will include a cashless exercise option and other terms customary for similar transactions (but excluding Black Scholes or other similar protections).

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan and the Restructuring Support Agreement; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (5) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (10) any docket number references in the Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction, action, or event shall or may occur pursuant to the Plan is a day that is not a Business Day, then such transaction, action, or event shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that the corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan, the Restructuring Support Agreement, and the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing, other than the Plan Supplement), the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consent Rights of Consenting RBL Lenders and Consenting Noteholders

Notwithstanding anything herein to the contrary, any and all consent rights of the Consenting RBL Lenders and the Consenting Noteholders set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, and any other Definitive Documentation, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference and fully enforceable as if stated in full herein.

ARTICLE II.

ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL

FEE CLAIMS, AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Expense Claims

Except with respect to Administrative Expense Claims that are Professional Fee Claims, and except to the extent that an Administrative Expense Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Expense Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Expense Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Expense Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Expense Claim is Allowed; and (c) the date such Allowed Administrative Expense Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ businesses may be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

Except as otherwise provided in this Article II.A of the Plan and except with respect to Administrative Expense Claims that are Professional Fee Claims, requests for allowance and payment of Administrative Expense Claims must be Filed and served on the Debtors or the

Reorganized Debtors, as applicable, pursuant to the procedures specified in the Bar Date Order, the Confirmation Order, and the notice of entry of the Confirmation Order no later than the Administrative Expense Claims Bar Date. Holders of Administrative Expense Claims that are required to, but do not, File and serve on the Debtors or the Reorganized Debtors, as applicable, a request for allowance and payment of such Administrative Expense Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Expense Claims against the Debtors, the Reorganized Debtors, or their respective assets or property and such Administrative Expense Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, and the requesting party no later than 90 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be Filed with respect to an Administrative Expense Claim previously Allowed.

B.	Professional Compensation

1.	Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through and including the Effective Date, shall be Filed and served on the Reorganized Debtors no later than 60 days after the Effective Date. Each such final request will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, and once approved by the Court, such Allowed Professional Fee Claims shall be promptly paid in Cash from the Professional Fee Escrow Account up to its full Allowed amount. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims shall be promptly paid by the Reorganized Debtors without any further action or order of the Court. The Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

Except as otherwise provided in the Plan, Professionals shall be paid pursuant to the Interim Compensation Order.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than 20 days after such Professional Fee Claim is Filed with the Court.

2.	Professional Fee Escrow Account

As soon as practicable after Confirmation, and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals, including with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. The funds in the Professional Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by the Court. When all such Allowed amounts owing to Professionals on account of Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

3.	Professional Fee Reserve Amount

No later than five (5) Business Days prior to the Effective Date, the Debtors shall solicit Professionals for estimates of their unpaid Professional Fee Claims before and as of the Effective Date, and such Professionals shall deliver such estimate to the Debtors in writing via email two (2) Business Days prior to the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not timely provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or the Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by the Professionals (including any fees related to the preparation of Professional fee applications). Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

C.	DIP Facility Claims

All DIP Facility Claims shall be deemed Allowed as of the Effective Date in an amount equal to (a) the principal amount of all loans, and all obligations (including any reimbursement obligations) arising from letters of credit, outstanding under the DIP Facility on such date, (b) all interest accrued and unpaid thereon to the date of payment, and (c) any and all accrued and unpaid fees, expenses and indemnification or other obligations (including the Bank Product Obligations (as defined in the DIP Credit Agreement)) of any kind payable under the DIP Facility Documents.

Except to the extent that a Holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of, and in exchange for, each Allowed DIP Facility Claim, each Holder of an Allowed DIP

Facility Claim shall receive, on a dollar-for-dollar basis, its Pro Rata share of the revolving loans, term loans, letter-of-credit participations, and other fees under the Exit Facility, and each Holder of an Allowed DIP Facility Claim shall upon such conversion become an Exit Facility Lender in accordance with the terms of the Exit Facility Documents. Upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims pursuant to the refinancing under the Exit Facility (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Credit Agreement for which no claim has been made), and/or other satisfactory treatment (including in the form of the revolving loans, term loans, letter-of-credit participations, and other fees under the Exit Facility), in accordance with the terms of the Plan on the Effective Date, all Liens granted to secure the Allowed DIP Facility Claims shall be automatically terminated and of no further force and effect without any further notice to, or action, order, or approval of, the Court or any other Entity.

D.	RBL Lender Adequate Protection Claims

On the Effective Date, any RBL Lender Adequate Protection Claims shall be deemed to be waived and released by the RBL Lenders.

E.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

F.	Statutory Fees

All fees due and payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall pay any and all such fees for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a final decree is issued, whichever occurs first. The Reorganized Debtors shall continue to file quarterly, post-confirmation operating reports in accordance with the U.S. Trustee’s Region 7 Guidelines for Debtors-in-Possession.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

Claims and Interests, except for Administrative Expense Claims, Professional Fee Claims, DIP Facility Claims, RBL Lender Adequate Protection Claims, Cure Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, waived, or otherwise satisfied prior to the Effective Date. This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. The classifications set forth in subplans A, B, and C identified below apply to Claims and Interests against Unit Corp., UDC, and UPC, respectively. The classifications set forth in subplan D below shall be deemed to apply to each Other Debtor. For all purposes under the Plan, the Classes in subplan D contain sub-Classes for each of the Other Debtors (i.e., there will be six Classes for each Other Debtor within Subplan D). Notwithstanding the foregoing, any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.E below.

1.	Class Identification

a.	Unit Corp.

The classification of Claims and Interests against Unit Corp. pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
A-1	Other Priority Claims against Unit Corp.	Unimpaired	Presumed to Accept
A-2	Other Secured Claims against Unit Corp.	Unimpaired	Presumed to Accept
A-3	Unit Corp. RBL Secured Claims	Impaired	Entitled to Vote
A-4	Unit Corp. Subordinated Notes Claims	Impaired	Entitled to Vote
A-5	Unit Corp. GUC Claims	Impaired	Entitled to Vote
A-6	Unit Corp. Intercompany Claims	Impaired	Not Solicited
A-7	Section 510(b) Claims against Unit Corp.	Impaired	Deemed to Reject
A-8	Unit Corp. Interests	Impaired	Deemed to Reject

b.	UDC

The classification of Claims and Interests against UDC pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
B-1	Other Priority Claims against UDC	Unimpaired	Presumed to Accept
B-2	Other Secured Claims against UDC	Unimpaired	Presumed to Accept
B-3	UDC RBL Secured Claims	Impaired	Entitled to Vote
B-4	UDC Subordinated Notes Claims	Impaired	Entitled to Vote
B-5	UDC GUC Claims	Unimpaired	Presumed to Accept
B-6	UDC Intercompany Claims	Impaired	Not Solicited
B-7	UDC Interests	Unimpaired/Impaired	Not Entitled to Vote

c.	UPC

The classification of Claims and Interests against UPC pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
C-1	Other Priority Claims against UPC	Unimpaired	Presumed to Accept
C-2	Other Secured Claims against UPC	Unimpaired	Presumed to Accept
C-3	UPC RBL Secured Claims	Impaired	Entitled to Vote
C-4	UPC Subordinated Notes Claims	Impaired	Entitled to Vote
C-5	UPC GUC Claims	Impaired	Entitled to Vote
C-6	UPC Intercompany Claims	Impaired	Not Solicited
C-7	UPC Interests	Unimpaired/Impaired	Not Entitled to Vote

d.	Other Debtors

The classification of Claims and Interests against each Other Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
D-1	Other Priority Claims against Other Debtors	Unimpaired	Presumed to Accept
D-2	Other Secured Claims against Other Debtors	Unimpaired	Presumed to Accept
D-3	Other Subordinated Notes Claims	Impaired	Entitled to Vote
D-4	Other GUC Claims	Unimpaired	Presumed to Accept
D-5	Intercompany Claims against Other Debtors	Unimpaired/Impaired	Not Entitled to Vote
D-6	Other Interests	Unimpaired/Impaired	Not Entitled to Vote

B.	Treatment of Claims and Interests

1.	Claims and Interests against Unit Corp.

a.	Class A-1 – Other Priority Claims against Unit Corp.

1.	Classification: Class A-1 consists of Other Priority Claims against Unit Corp.

2.

Treatment: Except to the extent that a Holder of an Allowed Class A-1 Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Class A-1 Other Priority Claim, each Holder thereof shall receive either (i) payment in full, in Cash, of the unpaid portion of its Allowed Class A-1 Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder and the Debtors or the Reorganized Debtors (as applicable) consistent with section 1129(a)(9) of the Bankruptcy Code and subject to the commercially reasonable consent of the Majority Restructuring Support Parties, in each case payable on the later of the Effective Date and the date that is 10 Business Days after the date on which such Class A-1 Other Priority Claim becomes an Allowed ClassA-1 Other Priority Claim, or as soon as reasonably practicable thereafter.

3.

Voting: Class A-1 is Unimpaired under the Plan. Each Holder of a Class A-1 Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class A-1 Other Priority Claims will not be entitled to vote to accept or reject the Plan.

b.	Class A-2 – Other Secured Claims against Unit Corp.

1.	Classification: Class A-2 consists of Other Secured Claims against Unit Corp.

2.

Treatment: Except to the extent that a Holder of an Allowed Class A-2 Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Class A-2 Other Secured Claim, each such Holder shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, subject to the commercially reasonable consent of the Majority Restructuring Support Parties, either (i) Cash equal to the full Allowed amount of its Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Claim becomes an Allowed Class A-2 Other Secured Claim, (ii) Reinstatement of such Holder’s Allowed Class A-2 Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Class A-2 Other Secured Claim to such Holder, or (iv) such other treatment so as to render such Holder’s Allowed Class A-2 Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

3.

Voting: Class A-2 is Unimpaired under the Plan. Each Holder of a Class A-2 Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class A-2 Other Secured Claims will not be entitled to vote to accept or reject the Plan.

c.	Class A-3 – Unit Corp. RBL Secured Claims

1.	Classification: Class A-3 consists of Unit Corp. RBL Secured Claims.

2.	Allowance: The Class A-3 Unit Corp. RBL Secured Claims shall be deemed Allowed in the aggregate amount of the RBL Secured Claims.

3.

Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, its Allowed Unit Corp. RBL Secured Claim, each Holder of an Allowed Unit Corp. RBL Secured Claim shall receive, on a dollar-for-dollar basis, its Pro Rata share of the revolving loans, term loans, letter-of-credit participations, and other fees under the Exit Facility, and each Holder of an Allowed Unit Corp. RBL Secured Claim shall upon such conversion become an Exit Facility Lender in accordance with the terms of the Exit Facility Documents.

4.	Voting: Class A-3 is Impaired under the Plan. Holders of Unit Corp. RBL Secured Claims will be entitled to vote to accept or reject the Plan.

d.	Class A-4 – Unit Corp. Subordinated Notes Claims

1.	Classification: Class A-4 consists of Unit Corp. Subordinated Notes Claims.

2.	Allowance: The Unit Corp. Subordinated Notes Claims shall be Allowed in the amount of the Allowed Subordinated Notes Claims.

3.

Treatment: On the Effective Date, each Holder of an Allowed Unit Corp. Subordinated Notes Claim shall receive, in full and final satisfaction of such Allowed Unit Corp. Subordinated Notes Claim, its Pro Rata share of the Unit Corp. Subordinated Notes Equity Pool.

4.	Voting: Class A-4 is Impaired under the Plan. Holders of Unit Corp. Subordinated Notes Claims will be entitled to vote to accept or reject the Plan.

e.	Class A-5 – Unit Corp. GUC Claims

1.	Classification: Class A-5 consists of all Unit Corp. GUC Claims.

2.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, except to the extent that a Holder of an Allowed Unit Corp. GUC Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Unit Corp.

GUC Claim, each such Holder shall receive its Pro Rata share of the Unit Corp. GUC Equity Pool; provided, however, that if the Holder of an Allowed Separation Claim (i) votes to accept the Plan and (ii) elects the Separation Settlement Opt-In on its Ballot, such Holder will instead receive on account of its Allowed Separation Claim the Separation Settlement Treatment applicable to such Holder pursuant to Article V.G of the Plan.

3.	Voting: Class A-5 is Impaired under the Plan. Holders of Unit Corp. GUC Claims will be entitled to vote to accept or reject the Plan.

f.	Class A-6 – Unit Corp. Intercompany Claims

1.	Classification: Class A-6 consists of all Unit Corp. Intercompany Claims.

2.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Unit Corp. Intercompany Claim, each Debtor holding a Unit Corp. Intercompany Claim shall receive its Pro Rata share of the Unit Corp. Intercompany Equity Pool; however, no Reorganized Unit Corp. Interests will be issued directly to any Debtor on account of its Class A-6 Unit Corp. Intercompany Claim and instead, will be issued to (i) Holders of Subordinated Notes Claims against Debtors that hold Class A-6 Unit Corp. Intercompany Claims, or (ii) Holders of General Unsecured Claims against Debtors that hold Class A-6 Unit Corp. Intercompany Claims (other than UDC), in each case of (i) and (ii) in accordance with the Plan.

3.

Voting: Class A-6 is Impaired under the Plan. Each Holder of a Class A-6 Unit Corp. Intercompany Claim is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. Therefore, the vote of each Holder of a Class A-6 Unit Corp. Intercompany Claim to accept or reject the Plan will not be solicited.

g.	Class A-7 – Section 510(b) Claims against Unit Corp.

1.	Classification: Class A-7 consists of all Section 510(b) Claims against Unit Corp.

2.

Treatment: Class A-7 Section 510(b) Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Class A-7 Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.

3.

Voting: Class A-7 is Impaired under the Plan. Each Holder of a Class A-7 Section 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Class A-7 Section 510(b) Claim will not be entitled to vote to accept or reject the Plan.

h.	Class A-8 – Unit Corp. Interests

1.	Classification: Class A-8 consists of all Unit Corp. Interests.

2.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, all Unit Corp. Interests shall be cancelled, released, discharged, and extinguished and the Holders of Unit Corp. Interests shall not receive any distribution on account of their Unit Corp. Interests; provided, however, that each Holder of a Unit Corp. Interest that does not elect the Release Opt-Out on its Release Opt-Out Form shall receive its Pro Rata share of the Warrant Package.

3.

Voting: Class A-8 is Impaired under the Plan. Each Holder of a Unit Corp. Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Unit Corp. Interest will not be entitled to vote to accept or reject the Plan.

2.	Claims and Interests against UDC

a.	Class B-1 – Other Priority Claims against UDC

1.	Classification: Class B-1 consists of Other Priority Claims against UDC.

2.

Treatment: Except to the extent that a Holder of an Allowed Class B-1 Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Class B-1 Other Priority Claim, each Holder thereof shall receive either (i) payment in full, in Cash, of the unpaid portion of its Allowed Class B-1 Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder and the Debtors or the Reorganized Debtors (as applicable) consistent with section 1129(a)(9) of the Bankruptcy Code and subject to the commercially reasonable consent of the Majority Restructuring Support Parties, in each case payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Class B-1 Other Priority Claim becomes an Allowed Class B-1 Other Priority Claim, or as soon as reasonably practicable thereafter.

3.

Voting: Class B-1 is Unimpaired under the Plan. Each Holder of a Class B-1 Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class B-1 Other Priority Claims will not be entitled to vote to accept or reject the Plan.

b.	Class B-2 – Other Secured Claims against UDC

1.	Classification: Class B-2 consists of Other Secured Claims against UDC.

2.

Treatment: Except to the extent that a Holder of an Allowed Class B-2 Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Class B-2 Other Secured Claim, each such Holder shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, subject to the commercially reasonable consent of the Majority Restructuring Support Parties, either (i) Cash equal to the full Allowed amount of its Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Claim becomes an Allowed Class B-2 Other Secured Claim, (ii) Reinstatement of such Holder’s Allowed Class B-2 Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Class B-2 Other Secured Claim to such Holder, or (iv) such other treatment so as to render such Holder’s Allowed Class B-2 Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

3.

Voting: Class B-2 is Unimpaired under the Plan. Each Holder of a Class B-2 Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class B-2 Other Secured Claims will not be entitled to vote to accept or reject the Plan.

c.	Class B-3 – UDC RBL Secured Claims

1.	Classification: Class B-3 consists of UDC RBL Secured Claims.

2.	Allowance: The Class B-3 UDC RBL Secured Claims shall be deemed Allowed in the aggregate amount of the RBL Secured Claims.

3.	Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, its Allowed UDC RBL Secured Claim, each Holder of an

Allowed UDC RBL Secured Claim shall receive, on a dollar-for-dollar basis, its Pro Rata share of the revolving loans, term loans, letter-of-credit participations, and other fees under the Exit Facility, and each Holder of an Allowed UDC RBL Secured Claim shall upon such conversion become an Exit Facility Lender in accordance with the terms of the Exit Facility Documents.

4.	Voting: Class B-3 is Impaired under the Plan. Holders of UDC RBL Secured Claims will be entitled to vote to accept or reject the Plan.

d.	Class B-4 – UDC Subordinated Notes Claims

1.	Classification: Class B-4 consists of UDC Subordinated Notes Claims.

2.	Allowance: The UDC Subordinated Notes Claims shall be Allowed in the amount of the Allowed Subordinated Notes Claims.

3.

Treatment: On the Effective Date, each Holder of an Allowed UDC Subordinated Notes Claim shall receive, in full and final satisfaction of such Allowed UDC Subordinated Notes Claim, its Pro Rata share of the UDC Subordinated Notes Equity Pool.

4.	Voting: Class B-4 is Impaired under the Plan. Holders of UDC Subordinated Notes Claims will be entitled to vote to accept or reject the Plan.

e.	Class B-5 – UDC GUC Claims

1.	Classification: Class B-5 consists of all UDC GUC Claims.

2.

Treatment: Except to the extent that a Holder of an Allowed UDC GUC Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such UDC GUC Claim, each such Holder shall receive either (i) payment in full in Cash of such UDC GUC Claim in the ordinary course of business or (ii) payment in full in Cash of such UDC GUC Claim upon the later of (A) the Effective Date, (B) the date on which such UDC GUC Claim becomes an Allowed UDC GUC Claim, or (C) such other date as may be ordered by the Court.

3.

Voting: Class B-5 is Unimpaired under the Plan. Each Holder of a Class B-5 UDC GUC Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class B-5 UDC GUC Claims will not be entitled to vote to accept or reject the Plan.

f.	Class B-6 – UDC Intercompany Claims

1.	Classification: Class B-6 consists of all UDC Intercompany Claims.

2.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each UDC Intercompany Claim, each Debtor holding a UDC Intercompany Claim shall receive its Pro Rata share of the UDC Intercompany Equity Pool; however, no Reorganized Unit Corp. Interests will be issued directly to any Debtor on account of its Class B-6 UDC Intercompany Claim and instead, will be issued to Holders of Subordinated Notes Claims against Debtors that hold Class B-6 UDC Intercompany Claims in accordance with the Plan.

3.

Voting: Class B-6 is Impaired under the Plan. Each Holder of a Class B-6 UDC Intercompany Claim is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. Therefore, the vote of each Holder of a Class B-6 UDC Intercompany Claim to accept or reject the Plan will not be solicited.

g.	Class B-7 – UDC Interests

1.	Classification: Class B-7 consists of all UDC Interests.

2.

Treatment: UDC Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, subject to the commercially reasonable consent of the Majority Restructuring Support Parties, shall be canceled in exchange for replacement Interests in Reorganized UDC. No distribution shall be made on account of any UDC Interests.

3.

Voting: Class B-7 UDC Interests are either Unimpaired, in which case the Holders of such Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such UDC Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Class B-7 UDC Interest will not be entitled to vote to accept or reject the Plan.

3.	Claims and Interests against UPC

a.	Class C-1 – Other Priority Claims against UPC

1.	Classification: Class C-1 consists of Other Priority Claims against UPC.

2.

Treatment: Except to the extent that a Holder of an Allowed Class C-1 Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Class C-1 Other Priority Claim, each Holder thereof shall receive either (i) payment in full, in Cash, of the unpaid portion of its Allowed Class C-1 Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder and the Debtors or the Reorganized Debtors (as applicable) consistent with section 1129(a)(9) of the Bankruptcy Code and subject to the commercially reasonable consent of the Majority Restructuring Support Parties, in each case payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Class C-1 Other Priority Claim becomes an Allowed Class C-1 Other Priority Claim, or as soon as reasonably practicable thereafter.

3.

Voting: Class C-1 is Unimpaired under the Plan. Each Holder of a Class C-1 Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class C-1 Other Priority Claims will not be entitled to vote to accept or reject the Plan.

b.	Class C-2 – Other Secured Claims against UPC

1.	Classification: Class C-2 consists of Other Secured Claims against UPC.

2.

Treatment: Except to the extent that a Holder of an Allowed Class C-2 Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its AllowedClass C-2 Other Secured Claim, each such Holder shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, subject to the commercially reasonable consent of the Majority Restructuring Support Parties, either (i) Cash equal to the full Allowed amount of its Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Claim becomes an Allowed Class C-2 Other Secured Claim, (ii) Reinstatement of such Holder’s Allowed Class C-2 Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Class C-2 Other Secured Claim to such Holder, or (iv) such other treatment so as to render such Holder’s Allowed Class C-2 Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

3.

Voting: Class C-2 is Unimpaired under the Plan. Each Holder of a Class C-2 Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class C-2 Other Secured Claims will not be entitled to vote to accept or reject the Plan.

c.	Class C-3 – UPC RBL Secured Claims

1.	Classification: Class C-3 consists of UPC RBL Secured Claims.

2.	Allowance: The Class C-3 UPC RBL Secured Claims shall be deemed Allowed in the aggregate amount of the RBL Secured Claims.

3.

Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, its Allowed UPC RBL Secured Claim, each Holder of an Allowed UPC RBL Secured Claim shall receive, on a dollar-for-dollar basis, its Pro Rata share of the revolving loans, term loans, letter-of-credit participations, and other fees under the Exit Facility, and each Holder of an Allowed UPC RBL Secured Claim shall upon such conversion become an Exit Facility Lender in accordance with the terms of the Exit Facility Documents.

4.	Voting: Class C-3 is Impaired under the Plan. Holders of UPC RBL Secured Claims will be entitled to vote to accept or reject the Plan.

d.	Class C-4 – UPC Subordinated Notes Claims

1.	Classification: Class C-4 consists of UPC Subordinated Notes Claims.

2.	Allowance: The UPC Subordinated Notes Claims shall be Allowed in the amount of the Allowed Subordinated Notes Claims.

3.

Treatment: On the Effective Date, each Holder of an Allowed UPC Subordinated Notes Claim shall receive, in full and final satisfaction of such Allowed UPC Subordinated Notes Claim, its Pro Rata share of the UPC Subordinated Notes Equity Pool.

4.	Voting: Class C-4 is Impaired under the Plan. Holders of UPC Subordinated Notes Claims will be entitled to vote to accept or reject the Plan.

e.	Class C-5 – UPC GUC Claims

1.	Classification: Class C-5 consists of all UPC GUC Claims.

2.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, except to the extent that a Holder of an Allowed UPC GUC Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of such UPC GUC Claim, Reorganized Unit Corp. shall transfer the UPC GUC Equity Pool to Reorganized UPC, and in exchange for such UPC GUC Claim, each such Holder shall receive its Pro Rata share of the UPC GUC Equity Pool from Reorganized UPC.

3.	Voting: Class C-5 is Impaired under the Plan. Holders of UPC GUC Claims will be entitled to vote to accept or reject the Plan.

f.	Class C-6 –UPC Intercompany Claims

1.	Classification: Class C-6 consists of all UPC Intercompany Claims.

2.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each UPC Intercompany Claim, each Debtor holding a UPC Intercompany Claim shall receive its Pro Rata share of the UPC Intercompany Equity Pool; however, no Reorganized Unit Corp. Interests will be issued directly to any Debtor on account of its Class C-6 UPC Intercompany Claim and instead, will be issued to (i) Holders of Subordinated Notes Claims against Debtors that hold Class C-6 UPC Intercompany Claims, or (ii) Holders of General Unsecured Claims against Debtors that hold Class C-6 UPC Intercompany Claims (other than UDC), in each case of (i) and (ii) in accordance with the Plan.

3.

Voting: Class C-6 is Impaired under the Plan. Each Holder of a Class C-6 UPC Intercompany Claim is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. Therefore, the vote of a Holder of a Class C-6 UPC Intercompany Claim to accept or reject the Plan will not be solicited.

g.	Class C-7 – UPC Interests

1.	Classification: Class C-7 consists of all UPC Interests.

2.

Treatment: UPC Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, subject to the commercially reasonable consent of the Majority Restructuring Support Parties, shall be canceled in exchange for replacement Interests in Reorganized UPC. No distribution shall be made on account of any UPC Interests.

3.

Voting: Class C-7 UPC Interests are either Unimpaired, in which case the Holders of such Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such UPC Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Class C-7 UPC Interest will not be entitled to vote to accept or reject the Plan.

4.	Claims and Interests against the Other Debtors

a.	Class D-1 – Other Priority Claims against the Other Debtors

1.	Classification: Class D-1 consists of Other Priority Claims against the Other Debtors.

2.

Treatment: Except to the extent that a Holder of an Allowed Class D-1 Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Class D-1 Other Priority Claim, each Holder thereof shall receive either (i) payment in full, in Cash, of the unpaid portion of its Allowed Class D-1 Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder and the Debtors or the Reorganized Debtors (as applicable) consistent with section 1129(a)(9) of the Bankruptcy Code and subject to the commercially reasonable consent of the Majority Restructuring Support Parties, in each case payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Class D-1 Other Priority Claim becomes an Allowed Class D-1 Other Priority Claim, or as soon as reasonably practicable thereafter.

3.

Voting: Class D-1 is Unimpaired under the Plan. Each Holder of a Class D-1 Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class D-1 Other Priority Claims will not be entitled to vote to accept or reject the Plan.

b.	Class D-2 – Other Secured Claims against the Other Debtors

1.	Classification: Class D-2 consists of Other Secured Claims against the Other Debtors.

2.

Treatment: Except to the extent that a Holder of an Allowed Class D-2 Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Class D-2 Other Secured Claim, each such Holder shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, subject to the commercially reasonable consent of the Majority Restructuring Support Parties, either (i) Cash equal to the full Allowed amount of its Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Claim becomes an Allowed Class D-2 Other Secured Claim, (ii) Reinstatement of such Holder’s Allowed Class D-2 Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Class D-2 Other Secured Claim to such Holder, or (iv) such other treatment so as to render such Holder’s Allowed Class D-2 Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

3.

Voting: Class D-2 is Unimpaired under the Plan. Each Holder of a Class D-2 Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class D-2 Other Secured Claims will not be entitled to vote to accept or reject the Plan.

c.	Class D-3 – Other Subordinated Notes Claims

1.	Classification: Class D-3 consists of Other Subordinated Notes Claims.

2.	Allowance: The Other Subordinated Notes Claims shall be Allowed in the amount of the Allowed Subordinated Notes Claims.

3.

Treatment: On the Effective Date, each Holder of an Allowed Other Subordinated Notes Claim shall receive, in full and final satisfaction of such Allowed Other Subordinated Notes Claim, its Pro Rata share of the Unit Corp. Subordinated Notes Equity Pool, the UDC Subordinated Notes Equity Pool, and the UPC Subordinated Notes Equity Pool.

4.	Voting: Class D-3 is Impaired under the Plan. Holders of Other Subordinated Notes Claims will be entitled to vote to accept or reject the Plan.

d.	Class D-4 – Other GUC Claims

1.	Classification: Class D-4 consists of all Other GUC Claims.

2.

Treatment: Except to the extent that a Holder of an Allowed Other GUC Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Other GUC Claim, each such Holder shall receive either (i) payment in full in Cash of such Other GUC Claim in the ordinary course of business or (ii) payment in full in Cash of such Other GUC Claim upon the later of (A) the Effective Date, (B) the date on which such Other GUC Claim becomes an Allowed Other GUC Claim, or (C) such other date as may be ordered by the Court.

3.

Voting: Class D-4 is Unimpaired under the Plan. Each Holder of a Class D-4 Other GUC Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class D-4 Other GUC Claims will not be entitled to vote to accept or reject the Plan.

e.	Class D-5 – Intercompany Claims against Other Debtors

1.	Classification: Class D-5 consists of all Intercompany Claims against Other Debtors.

2.

Treatment: Intercompany Claims against Other Debtors shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, subject to the commercially reasonable consent of the Majority Restructuring Support Parties, shall be adjusted, Reinstated, compromised, cancelled, or discharged on the Effective Date. No distribution shall be made on account of any Class D-5 Intercompany Claims other than in the ordinary course of business of the Reorganized Debtors, as applicable.

3.

Voting: Class D-5 Intercompany Claims are either Unimpaired, in which case the Holders of such Intercompany Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Class D-5 Intercompany Claim will not be entitled to vote to accept or reject the Plan.

f.	Class D-6 – Other Interests

1.	Classification: Class D-6 consists of all Other Interests.

2.	Treatment: Other Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, subject to the commercially reasonable consent of the Majority Restructuring

Support Parties, shall be canceled in exchange for replacement Interests in Reorganized Other Debtors, as applicable. No distribution shall be made on account of any Other Interests.

3.

Voting: Class D-6 Other Interests are either Unimpaired, in which case the Holders of such Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Other Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Class D-6 Other Interest will not be entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired or Reinstated Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ claims, Causes of Action, rights, or defenses in respect of any Unimpaired Claims or Reinstated Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Reinstated Claims.

D.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the Filing of the Plan shall constitute a motion for such relief.

E.	Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

G.	Subordinated Claims

Except as may be the result of the settlement described in Article VIII.A of the Plan, the allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to reclassify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall undertake the Restructuring, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, sale transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (4) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (5) the issuance of securities, including the Reorganized Unit Corp. Interests, which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule; (6) the execution and delivery of the Exit Facility Documents; (7) the execution and delivery of Definitive Documentation not otherwise included in the foregoing, if any; and (8) all other actions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law. The Confirmation Order shall and shall be deemed, pursuant to sections 363, 365 1123, and 1145(a) of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring.

B.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

1. Cash	on Hand/DIP Facility Borrowings

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall make all distributions required to be made under the Plan using Cash on hand as of the Effective Date, including Cash from operations and the proceeds of borrowings under the DIP Facility to the extent permitted by the terms of the DIP Credit Agreement. All remaining Cash on hand as of the Effective Date, after payment of all distributions required to be made on the Effective Date, including Cash from operations and the proceeds of borrowings under the DIP Facility, but excluding the Cash funded into the Professional Fee Escrow Account, shall be retained by or transferred to, as applicable, the Reorganized Debtors. Cash payments to be made pursuant to the Plan will be made by the Debtors or the Reorganized Debtors, as applicable. The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers may be accounted for and/or settled in accordance with the Debtors’ historical intercompany account settlement practices and any such action will not violate the terms of the Plan.

2.	Exit Facility

On the Effective Date, the Reorganized Debtors will enter into the Exit Facility in accordance with the terms of the Exit Facility Term Sheet. The Reorganized Debtors may use the proceeds of the Exit Facility for any purpose permitted by the Exit Facility Documents, including the funding of distributions under the Plan and satisfaction of ongoing working capital needs.

The Confirmation Order shall constitute approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith), and authorization for the Reorganized Debtors to enter into and perform under the Exit Facility Documents and such other documents as may be required or appropriate.

The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, whether under the Bankruptcy Code or other applicable non-bankruptcy law, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (including any Liens and security interests previously granted with respect to the RBL Facility Documents or the DIP Facility Documents that are deemed to be granted in accordance with the Exit Facility Documents) (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (b) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	Issuance and Distribution of Reorganized Unit Corp. Interests

On the Effective Date, Reorganized Unit Corp. shall be authorized to and shall issue the Reorganized Unit Corp. Interests in accordance with the terms of the Plan without the need for any further corporate action. All of the Reorganized Unit Corp. Interests, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the Reorganized Unit Corp. Interests under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

For purposes of establishing the Disputed Claims Reserves, prior to the Effective Date, the Debtors will file a motion with the Court seeking an order establishing the aggregate Face Amount of Disputed Unit Corp. GUC Claims and Disputed UPC GUC Claims.

C.	Distributions to Holders of Allowed UDC GUC Claims and Allowed Other GUC Claims

Distributions to Holders of Allowed UDC GUC Claims and Allowed Other GUC Claims shall be funded from Cash on hand available on the applicable distribution date.

D.	Corporate Existence

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, including, with respect to Reorganized Unit Corp., pursuant to the New Organizational Documents.

E.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated herein or therein, on the Effective Date: (a) all property in each Estate, including all Causes of Action, and any property acquired by any of the Debtors, including Interests held by Unit Corp. in the Non-Debtor Subsidiary, shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Except with respect to Liens securing the Exit Facility or as otherwise provided for in the Plan, to the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors or any administrative agent under the Exit Facility Documents that are necessary to cancel and/or extinguish such Liens and/or security interests.

After the Effective Date, the Reorganized Debtors may present Court order(s) or assignment(s) suitable for filing in the records of every county or governmental agency where the property vested in accordance with the foregoing paragraph is or was located, which provide that such property is conveyed to and vested in the Reorganized Debtors. The Court order(s) or assignment(s) may designate all Liens, Claims, encumbrances, or other interests which appear of record and/or from which the property is being transferred, assigned and/or vested free and clear of. The Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, encumbrance, or other interest is being extinguished and no notice, other than by the Plan, shall be given prior to the presentation of such Court order(s) or assignment(s). Any Person having a Lien, Claim, encumbrance, or other interest against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges or other encumbrances by failing to object to confirmation of the Plan, except as otherwise provided in the Plan.

F.	Cancellation of Existing Securities and Agreements

On the Effective Date, (1) all Unit Corp. Interests shall be cancelled, released, discharged, and extinguished, and the Reorganized Unit Corp. Interests shall be issued pursuant to the Plan. Except as otherwise provided in the Plan, on the Effective Date: (1) the obligations of the Debtors under the RBL Credit Agreement, the Subordinated Notes Indenture, all Unit Corp. Interests, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be cancelled or extinguished and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of, or Claims against or Interests in, the Debtors shall be released and discharged; provided that notwithstanding the releases set forth in Article IX.F of the Plan, Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein, (b) preserving the Subordinated Notes Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to Holders of Subordinated Notes Claims, including without limitation, permitting the Subordinated Notes Indenture Trustee to maintain, enforce, and exercise Indenture Trustee Charging Liens against such distributions, (c) preserving all rights, including rights of enforcement, of the Subordinated Notes Indenture Trustee against any Person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of the applicable

Subordinated Notes Claims pursuant and subject to the terms of the Subordinated Notes Indenture as in effect on the Effective Date, (d) permitting the Subordinated Notes Indenture Trustee to enforce any obligation (if any) owed to such Indenture Trustee under the Plan (other than any obligation owed by the Debtors), and (e) permitting the Subordinated Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Court or any other court of competent jurisdiction; provided, further, that nothing in this section shall effectuate a cancellation of any Reorganized Unit Corp. Interests, Intercompany Interests, or Intercompany Claims.

Notwithstanding anything to the contrary in this Article IV.F, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, a Debtor or its Interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Article IV.F shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of a Debtor or any of its counterparties under any Executory Contract or Unexpired Lease to the extent such executory contract or unexpired lease has been assumed by such Debtor or Reorganized Debtor, as applicable, pursuant to the Plan or a Final Order of the Court.

G.	Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan shall be deemed authorized and approved by the Court in all respects, including, as applicable: (1) entry into the Exit Facility; (2) execution and delivery of the Exit Facility Documents; (3) the issuance of the Reorganized Unit Corp. Interests; (4) appointment of the New Board and other directors and officers for Reorganized Unit Corp. and the other Reorganized Debtors; (5) the right of the New Board to adopt the Management Incentive Plan on terms and conditions determined by the New Board in accordance with Article IV.J of the Plan; (6) execution and delivery of the Warrant Agreement and the issuance of the Warrant Package; (7) implementation of the Restructuring; (8) if the Debtors expect to qualify for and elect to utilize the special bankruptcy exception under section 382(l)(5) of the Internal Revenue Code, the New Organizational Documents may include, if applicable, any restrictions on certain transfers of the Reorganized Unit Corp. Interests; and (9) all other actions contemplated by the Plan. Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of Reorganized Unit Corp. and the other Reorganized Debtors, and any corporate action required by the Debtors, Reorganized Unit Corp., or the other Reorganized Debtors in connection with the Plan (including any items listed in the first sentence of this paragraph) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors, Reorganized Unit Corp., or the other Reorganized Debtors, as applicable. On or (as applicable) before the Effective Date, the appropriate directors, managers, officers, or other authorized persons of the Debtors, Reorganized Unit Corp., or the other Reorganized Debtors shall be authorized and empowered to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of Reorganized Unit Corp. and the other Reorganized Debtors, including the Exit Facility Documents and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by this Article IV.G of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

H.	New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, Reorganized Unit Corp. and the other Reorganized Debtors, as applicable, will, on or as soon as practicable after the Effective Date, file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities and will comply with all other applicable provisions of section 1123(a)(6) of the Bankruptcy Code regarding the distribution of power among, and dividends to be paid to, different classes of voting securities. After the Effective Date, Reorganized Unit Corp. and the other Reorganized Debtors, as applicable, may amend and restate their respective New Organizational Documents and other constituent documents, as permitted by the laws of their respective states, provinces, or countries of organization and their respective New Organizational Documents.

On the Effective Date, the New Organizational Documents, substantially in the forms set forth in the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions.

I.	Shareholders Agreement

If the Majority Consenting Noteholders elect to enter into a Shareholders Agreement, on the Effective Date, Reorganized Unit Corp. shall enter into and adopt the Shareholders Agreement, the form of which will be included in the Plan Supplement. Reorganized Unit Corp. or the Disbursing Agent shall deliver the Shareholders Agreement to each Holder of Reorganized Unit Corp. Interests, and, to the extent that the Shareholders Agreement purports to bind any such parties, such parties shall be bound thereby, in each case, without the need for execution by any party thereto other than Reorganized Unit Corp. If the Majority Consenting Noteholders elect to include a form of Shareholders Agreement in the Plan Supplement, on the Effective Date, the Shareholders Agreement, substantially in the form set forth in the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with its terms and provisions.

J.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors, board of managers, or other governing body of the Debtors shall expire automatically and each person serving as a director or manager of a Debtor shall be removed and shall be deemed to have resigned and cease to serve automatically, and the New Board and the officers of each of the Reorganized Debtors shall be appointed in accordance with the Plan, New Organizational Documents, and other constituent documents of each Reorganized Debtor. Additionally, each Person serving as an officer of a Debtor shall be removed and cease to serve automatically as of the Effective Date, and the initial officers of each Reorganized Debtor will be appointed pursuant to the Plan and the New Organizational Documents.

The New Board will consist of seven members, including (i) David T. Merrill as Reorganized Unit Corp.’s chief executive officer, (ii) one independent member mutually acceptable to the Debtors and the Majority Consenting Noteholders, as set forth in the Plan Supplement, and (iii) five members (including the chairman of the New Board) selected by the Majority Consenting Noteholders. The identity of the independent member of the New Board and the five members selected by the Majority Consenting Noteholders will be disclosed in the Plan Supplement. The New Board will have authority to appoint members to the board of managers of Superior, subject to, and in accordance with, the governing documents of Superior. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the composition of the New Board before such New Board is disclosed in the Plan Supplement.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent known, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial New Boards, as well as those Persons that will serve as an officer of Reorganized Unit Corp. or any of the other Reorganized Debtors. To the extent any such director or officer is an “insider” as defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of Reorganized Unit Corp. and each of the other Reorganized Debtors.

K.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, the Reorganized Debtors’ officers, and the members of the New Boards, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the Reorganized Unit Corp. Interests, in the name of and on behalf of Reorganized Unit Corp. or the other Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

L.	Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, (a) any issuance, transfer, or exchange of a Security (including of the Reorganized Unit Corp. Interests), (b) any grant of collateral under the Exit Facility, (c) any creation of any Lien, mortgage, deed of trust, or other security interest, or (d) any transfer of property, in each case, pursuant to, in contemplation of, or in connection with, the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment.

M.	Exemption from Registration Requirements

The offering, issuance, and distribution of the Reorganized Unit Corp. Interests and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) pursuant to Article III of the Plan, other than the Reorganized Unit Corp. Interests issued in respect of the Equity Exit Fee, shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without any further act or action by any Entity, from registration under (a) the Securities Act and all rules and regulations promulgated thereunder and (b) any applicable U.S. state or local law requiring registration for the offer, issuance, or distribution of securities. Pursuant to section 1145 of the Bankruptcy Code, the Reorganized Unit Corp. Interests and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) issued under Article III of the Plan, other than the Reorganized Unit Corp. Interests issued in respect of the Equity Exit Fee, will be freely transferable by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (b) the restrictions, if any, on the transferability of such securities or instruments, including, any restrictions on the transferability under the terms of the New Organizational Documents and the Shareholders Agreement (if any); and (c) any other applicable regulatory approval. The Reorganized Unit Corp. Interests issued in respect of the Equity Exit Fee will be treated as issued pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder and will be subject to restrictions on resale and may be resold only pursuant to an effective registration statement or under Rule 144 or another available exemption from registration under the federal and state securities laws.

N.	Preservation of Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code, but subject in all respects to Article IX, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the List of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including pursuant to Article IX hereof, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.N include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

O.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies (including tail coverage liability insurance) pursuant to section 365(a) of the Bankruptcy Code, to the extent they are Executory Contracts. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies, to the extent they are Executory Contracts. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be Filed, and shall survive the Effective Date.

P.	Payment of the Restructuring Expenses

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, will pay all Restructuring Expenses, including fees and expenses estimated to be incurred through the Effective Date by the Consenting Noteholder Advisors, the RBL Agent Advisors, or the RBL Lenders (provided that the RBL Agent Counsel may submit such invoices on behalf of the RBL Lenders) to the extent invoiced at least one (1) Business Day before the Effective Date, without the need for any such Person to file a fee or retention application in the Chapter 11 Cases.

Q.	Payment of Subordinated Notes Indenture Trustee Expenses

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, will, on account of the Subordinated Notes Claims, pay to the Subordinated Notes Indenture Trustee up to $300,000 on account of the reasonable and documented fees and out-of-pocket costs and expenses, including reasonable fees of counsel, incurred on or prior to the Effective Date by the Subordinated Notes Indenture Trustee that are required to be paid under the Subordinated Notes

Indenture. The Reorganized Debtors will pay any post-Effective Date fees or expenses, including reasonable fees of counsel, incurred by the Subordinated Notes Indenture Trustee in connection with the implementation of or distributions being made in connection with the Plan in the ordinary course of business in accordance with the Terms of the Subordinated Notes Indenture.

R.	Preservation of Debtor Royalty and Working Interests

Notwithstanding any other provision in the Plan, but subject in all respects to all payments authorized and made pursuant to the Royalty Order, on and after the Effective Date all Debtor Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the relevant granting instruments or other governing documents applicable to such Debtor Royalty and Working Interests, which granting instruments and governing documents shall remain in full force and effect, and no Debtor Royalty and Working Interests shall be compromised or discharged by the Plan. For the avoidance of doubt and notwithstanding anything to the contrary herein, all rights to payment or production resulting from Non-Debtor Royalty and Working Interests and arising before the Petition Date, and any and all Claims, liabilities, and obligations arising therefrom, including Claims and payment obligations arising before the Petition Date shall be treated as UPC GUC Claims and shall be compromised, discharged, and/or released by the Plan.

ARTICLE V.

COMPENSATION, SEVERANCE AND BENEFITS PROGRAMS

A.	Management Incentive Plan

After the Effective Date, the New Board will adopt and implement the Management Incentive Plan. The New Board will formulate the types of equity-based awards (including stock options, restricted stock, restricted stock units, and other rights exercisable, exchangeable, or convertible into Reorganized Unit Corp. Interests) on terms and conditions determined by the New Board. The Confirmation Order shall authorize the Reorganized Debtors to adopt and enter into the Management Incentive Plan, on the terms set forth in this Article V.A. The equity-based awards granted under the Management Incentive Plan shall dilute all of the Reorganized Unit Corp. Interests.

Awards under the Management Incentive Plan may be granted to the Reorganized Debtors’ officers, directors, management, and employees, at the discretion of the New Board. Subject to the foregoing, the New Board will administer and determine the additional terms of the Management Incentive Plan and awards granted thereunder after the Effective Date, including the allocation, granting, and vesting of applicable awards under the Management Incentive Plan.

B.	Employment Agreements

On the Effective Date, Reorganized Unit Corp. shall enter into the Employment Agreements, substantially in the forms set forth in the Plan Supplement, each of which shall, as of the Effective Date, be deemed to be valid, binding, and enforceable in accordance with their terms and provisions.

C.	Deferred Compensation Plan

On the Effective Date, Reorganized Unit Corp. shall assume the Salary Deferral Plan pursuant to sections 365 and 1123 of the Bankruptcy Code.

D.	Employee and Retiree Benefits

All compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, consultants, contractors, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code; provided, however, that the Separation Benefit Plan shall not be assumed by Reorganized Unit Corp. Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

E.	Reorganized Unit Corp. Separation Benefit Plan

On the Effective Date, Reorganized Unit Corp. shall adopt the Reorganized Unit Corp. Separation Benefit Plan.

F.	Amended Separation Benefit Plan

On the Effective Date, Reorganized Unit Corp. shall adopt the Amended Separation Benefit Plan. The Amended Separation Benefit Plan shall be included on the Schedule of Assumed Executory Contracts and Unexpired Leases and assumed by Reorganized Unit Corp. on the Effective Date.

G.	Separation Settlement

The Separation Settlement set forth in this Article V.G constitutes a settlement pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 between Unit Corp. and certain Holders of Separation Claims as more fully set forth below. The Separation Settlement shall be implemented pursuant to the Amended Separation Benefit Plan and the terms hereof.

1.	Separation Settlement Treatment for Vested Former Employees

Pursuant to the Separation Settlement, each Vested Former Employee will:

a.

have a Separation Minimum Claim paid by the Debtors pursuant to the Wages Order prior to the Effective Date, and, if not paid in full prior to the Effective Date, any unpaid portion shall be paid by the Reorganized Debtors following the Effective Date; and

b.

if such Vested Former Employee properly returns a Ballot by the Voting Deadline (1) voting to accept the Plan and (2) electing the Separation Settlement Opt-In, receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Separation Claim, its Pro Rata share of the Severance Fund (after taking into account payment of its Separation Minimum Claim).

Payments to Vested Former Employees pursuant to Article V.G.1.a hereof shall commence during the Chapter 11 Cases in accordance with the Wages Order and, if not paid in full prior to the Effective Date, any unpaid portion shall be paid by the Reorganized Debtors on Reorganized Unit Corp.’s first regularly scheduled payroll date following the Effective Date.

Payments to Vested Former Employees pursuant to Article V.G.1.b hereof shall commence on Reorganized Unit Corp.’s first regularly scheduled payroll date following the Effective Date in equal installments each in an amount equal to such individual’s Separation Installment Payment and continuing bi-monthly thereafter until paid in full; provided, however, that the first such installment payment shall be in an amount equal to such individual’s Separation Installment Payment plus the amount then due and owing in arrears as if such installment payments had continued through and after the Petition Date.

In the event that the Internal Revenue Code imposes a mandatory delay on the payment of a Vested Former Employee’s Separation Claim pursuant to the Separation Settlement, such delayed payments will be paid in arrears upon the first payment date applicable to such individual.

For the avoidance of doubt, this Article V.G.1 applies to each Vested Former Employee irrespective of whether such Vested Former Employee’s separation agreement is with Unit Corp. or another Debtor or the Non-Debtor Subsidiary.

2.	Separation Settlement Treatment for Vested Retained Employees

Pursuant to the Separation Settlement, each Vested Retained Employee that properly returns a Ballot by the Voting Deadline (1) voting to accept the Plan and (2) electing the Separation Settlement Opt-In, will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Separation Claim, an Allowed Claim in an amount equal to the difference between the amount owed under the terms of the Separation Benefit Plan less the amount owed under the terms of the Reorganized Unit Corp. Separation Benefit Plan. On account of such Allowed Claim, each such Vested Retained Employee will receive its Pro Rata share of the Severance Fund.

Payments to Vested Retained Employees from the Severance Fund pursuant to Article V.G.2 hereof shall commence on Reorganized Unit Corp.’s first regularly scheduled payroll date following the date that such employee’s employment with the Reorganized Debtors ends (whether by termination or otherwise) in equal installments each in an amount equal to such individual’s Separation Installment Payment and continuing bi-monthly thereafter until paid in full; provided, however, that payments to a Vested Retained Employee whose employment ends (whether by termination or otherwise) during the Chapter 11 Cases shall commence on

Reorganized Unit Corp.’s first regularly scheduled payroll date following the Effective Date, and the first such installment payment shall be in an amount equal to such individual’s Separation Installment Payment plus the amount then due and owing in arrears as if such installment payments had commenced on the date such individual’s employment ended.

In the event that the Internal Revenue Code imposes a mandatory delay on a Vested Retained Employee’s payment from the Severance Fund, such delayed payments will be paid in arrears upon the first payment date applicable to such individual.

3.    Severance Fund

Payments by the Reorganized Debtors from the Severance Fund shall be made from Cash on hand in the ordinary course of business following the Effective Date in accordance with this Article V.G, and the Debtors and/or the Reorganized Debtors, as applicable, shall not be required reserve for or otherwise maintain the Severance Fund in a segregated account or other fund.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Plan shall serve as a motion under sections 365 and 1123(b)(2) of the Bankruptcy Code to assume Executory Contracts and Unexpired Leases, and all Executory Contracts or Unexpired Leases shall be assumed by and assigned to the Reorganized Debtors or their designated assignees in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code without the need for any further notice to or action, order, or approval of the Court, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases, provided that the Consenting Noteholders consent to such rejection and the Debtors and the Consenting Noteholders reasonably consult in good faith with the Consenting RBL Lenders regarding the same; (2) those that have been previously rejected or assumed by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; (5) those that have previously expired or terminated pursuant to its own terms or by agreement of the parties thereto; or (6) those that are specifically designated as an Executory Contract or Unexpired Lease to be rejected as requested by the Majority Consenting Noteholders.

Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions, assumptions and assignments, or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court. Any motions to reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors reserve the right to, with the consent of the Majority Consenting Noteholders, alter, amend, modify, or supplement the Schedule of Assumed Executory Contracts and Unexpired Leases and the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date on no less than three (3) days’ notice to the applicable non-Debtor counterparties; provided, however, that the Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding any such alterations, amendments, modifications, or supplements.

B.	Pass-Through

Except as otherwise provided in the Plan, any rights or arrangements necessary or useful to the operation of the Reorganized Debtors’ business, but not otherwise addressed as a Claim or Interest or assumed under Article VI.A of the Plan, including non-exclusive or exclusive patent, trademark, copyright, maskwork, or other intellectual property licenses, and other contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment under the Plan or Confirmation Order, be passed through the Chapter 11 Cases for the benefit of the Reorganized Debtors, provided that notwithstanding anything to the contrary herein, any Claim thereunder shall be treated in accordance with the distribution provisions of the Plan.

C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be promptly served with a notice of rejection of Executory Contracts and Unexpired Leases substantially in the form approved by the Court pursuant to the Court’s order approving the Disclosure Statement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court within the earliest to occur of 21 days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection or (2) 30 days after notice of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or any Proof of Claim to the contrary. Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be considered General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed and served on the Reorganized Debtors on or before 30 days after the Effective Date. If such Cure Claim dispute is not resolved within seven days of the Reorganized Debtors’ receiving such Cure Claim dispute, the counterparty to the applicable assumed Executory Contract or Unexpired Lease shall timely file an objection with the Court within seven days. Any such request and/or objection that is not timely Filed shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court.

Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to file such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure Claim, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the Cure Claim shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. Notwithstanding the foregoing, to the extent the dispute relates solely to any Cure Claims, the applicable Debtor may assume the Executory Contract or Unexpired Lease prior to the resolution of any such dispute; provided, however, that the Debtor reserves Cash in an amount sufficient to pay the full amount reasonably asserted as the required Cure Claim by the contract counterparty; provided, further, however, that following entry of a Final Order resolving any such dispute, the Debtor shall have the right to reject any Executory Contract or Unexpired Lease within thirty (30) days of such resolution.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy or insolvency-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed, including pursuant to the Confirmation Order, shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Court.

E.	Oil and Gas Leases

To the extent any of the Reorganized Debtors’ Oil and Gas Leases constitute Executory Contracts or Unexpired Leases, such Oil and Gas Leases will be assumed by the applicable Reorganized Debtor. To the extent any of the Reorganized Debtors’ Oil and Gas Leases constitute contracts or other property rights not assumable under section 365 of the Bankruptcy Code, except as provided in the Plan or Confirmation Order, such Oil and Gas Leases shall pass through the Chapter 11 Cases for the benefit of the Reorganized Debtors and the counterparties to such Oil and Gas Leases.

Except for the defaults of a kind specified in sections 365(b)(2) and 541(c)(1) of the Bankruptcy Code (which defaults the applicable Debtor or Reorganized Debtor will not be required to cure), or as otherwise provided herein, the legal, equitable and contractual rights of the counterparties to such Oil and Gas Leases as set forth in such Oil and Gas Leases shall be unaltered by the Plan; provided, however, that to the extent a failure by the applicable Reorganized Debtor to pay or perform an obligation set forth in such Oil and Gas Lease (whether or not such Oil and Gas Lease is subject to the provisions of section 365 of the Bankruptcy Code) is a default under any applicable Oil and Gas Lease, such default shall be cured for all purposes by the payments provided for herein or such Reorganized Debtor’s subsequent performance of such obligation with such applicable Oil and Gas Lease otherwise remaining in full force and effect for the benefit of the applicable Reorganized Debtor. To the extent such payment owed pursuant to the terms of such Oil and Gas Lease is due and owing on the Effective Date pursuant to the terms of such Oil and Gas Lease, such payment shall be made, in Cash, on the Effective Date, or upon such other terms as may be agreed to by the Disbursing Agent or the Reorganized Debtor, as the case may be. To the extent such payment is not due and owing on the Effective Date pursuant to the terms of such Oil and Gas Lease, such payment (a) will be made, in Cash, in accordance with the terms of such Oil and Gas Lease, or as such payment becomes due and owing under (i) applicable non-bankruptcy law, or (ii) in the ordinary course of business of the Reorganized Debtor or (b) will be made upon other terms as may be agreed upon by the Disbursing Agent or the Reorganized Debtor, as the case may be, and the Person to whom such payment is due. To the extent it is impossible for the Reorganized Debtor to cure a default arising from any failure to perform a non-monetary obligation, such default shall be cured by performance by the applicable Reorganized Debtor at or after the time of assumption in accordance with the terms of the applicable Oil and Gas Lease with the applicable Oil and Gas Lease remaining in effect for the benefit of the applicable Reorganized Debtor. If there is a dispute as to any cure obligation (including cure payments) between the applicable Reorganized Debtor and the lessor of an Oil and Gas Lease, the applicable Reorganized Debtor shall only have to pay or perform as herein provided the non-disputed cure obligation with the balance of the cure payment or cure performance to be made or performed after resolution of such dispute either by (a) agreement of the parties or (b) resolution by the Court under a Final Order. Nothing in this paragraph shall constitute an admission by the Debtors that any Oil and Gas Lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder, and the Debtors’ and the Reorganized Debtors’ rights to dispute whether an Oil and Gas Lease is executory are preserved.

F.	Indemnification Obligations

The Indemnification Obligations shall not be discharged or impaired by Confirmation of the Plan and the Indemnification Obligations shall be deemed and treated as Executory Contracts assumed by the Debtors under the Plan, and shall continue as obligations of the Reorganized Debtors; provided, however, that the Reorganized Debtors shall not indemnify directors or officers of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that constitutes knowing and intentional fraud, gross negligence, or willful misconduct.

G.	Insurance Policies

To the extent any of the Debtors’ insurance policies constitute Executory Contracts, such insurance policies (including all D&O Liability Insurance Policies) and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan and shall be assumed by the respective Reorganized Debtors on the Effective Date. All other insurance policies shall vest in the Reorganized Debtors.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

J.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

K.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases that have not expired or otherwise been terminated, cancelled, or rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim, including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Delivery of Distributions and Undeliverable or Unclaimed Property

1.	Delivery of Distributions

a.	Distribution Record Date

As of the close of business on the Distribution Record Date, (1) the various transfer registers for each of the Classes of Claims and Interests maintained by the Debtors, or their respective agents, and (2) the transfer books and records of the respective Subordinated Notes as maintained by the Subordinated Notes Indenture Trustee, its agents, or DTC, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims and

Interests. The Debtors, the Reorganized Debtors, the Subordinated Notes Indenture Trustee, and the Disbursing Agent, as applicable, shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.

Notwithstanding anything in this Plan to the contrary, in connection with any distribution to be effected through the facilities of DTC (whether by means of book entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes under this Plan with holders of Reorganized Unit Corp. Interests and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) to the extent consistent with the customary practices of DTC used in connection with such distributions. All Reorganized Unit Corp. Interests and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) to be distributed under this Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s book entry exchange procedures to the extent that the holders of the Warrant Package (and the Warrant Equity issuable upon exercise thereof) or Reorganized Unit Corp. Interests held their Unit Corp. Interests or Subordinated Notes, as applicable, through the facilities of DTC; provided that such Reorganized Unit Corp. Interests and the Warrant Package are permitted to be held through DTC’s book entry system; provided, further, however, that to the extent the Reorganized Unit Corp. Interests or the Warrant Package (and the Warrant Equity issuable upon exercise thereof) is not eligible for distribution in accordance with DTC’s customary practices, Reorganized Unit Corp. shall take all such reasonable actions as may be required to cause the distributions of the Reorganized Unit Corp. Interests or the Warrant Package (and the Warrant Equity issuable upon exercise thereof), as applicable, under this Plan, and Reorganized Unit Corp. is authorized to take any and all actions it deems appropriate in its discretion to cause such distributions to be made. If and to the extent that the Warrant Package (and the Warrant Equity issuable upon exercise thereof) and the Reorganized Unit Corp. Interests are eligible to be held through DTC’s book entry system, the Debtors, with the consent of the Majority Consenting Noteholders, may elect to distribute all Reorganized Unit Corp. Interests and Warrant Package (and the Warrant Equity issuable upon exercise thereof) solely through the facilities of DTC, whether or not the applicable holders held their Claims against or Interests in the Debtors through the facilities of DTC prior to the Effective Date and no such distribution shall be made to applicable holders of Claims or Interests not eligible to receive distributions of Reorganized Unit Corp. Interests or Warrant Package (and the Warrant Equity issuable upon exercise thereof) through DTC.

b.	Delivery of Distributions in General

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be made to the Holders of record as of the Distribution Record Date by the Debtors or the Reorganized Debtors, as applicable, as follows: (1) to the signatory set forth on the last Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such holder if the Debtors have been notified in writing of a change of address); (2) at the address set forth in any written notice of address changes delivered to the Reorganized Debtors after the Effective Date; (3) at the address reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VII, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. For the avoidance of doubt, to the extent there is a distribution with respect to the Reorganized Unit Corp. Interests and the Warrant Package (and the Warrant Equity issuable upon exercise thereof), the Subordinated Notes Indenture Trustee will have no responsibility for such distribution, and such distribution will be the responsibility of the Disbursing Agent; provided, however, that nothing herein shall prevent the Disbursing Agent from reasonably requesting the Subordinated Notes Indenture Trustee’s assistance in facilitating such distributions. The Debtors, the Reorganized Debtors, and the Subordinated Notes Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

2.	Minimum Distributions

No fractional shares of Reorganized Unit Corp. Interests shall be distributed (including in respect of the Warrant Package), and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of Reorganized Unit Corp. Interests that is not a whole number, the actual distribution of shares of Reorganized Unit Corp. Interests shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of Reorganized Unit Corp. Interests to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

Holders of Allowed Claims entitled to distributions of $50.00 or less or one (1) share of Reorganized Unit Corp. Interests shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article IX and its Holder shall be forever barred pursuant to Article IX from asserting that Claim against the Reorganized Debtors or their property.

3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Debtors or the Reorganized Debtors, as applicable, shall have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall be redistributed Pro Rata (it being understood that, for purposes of this Article VII.B.3, “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been Disallowed) without need for a further order by the Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

C.	Registration or Private Placement Exemption

Except as otherwise set forth immediately below, all shares of Reorganized Unit Corp. Interests and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) issued under Article III of the Plan, other than the Reorganized Unit Corp. Interests issued in respect of the Equity Exit Fee, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. Shares of Reorganized Unit Corp. Interests (other than the Reorganized Unit Corp. Interests issued in respect of the Equity Exit Fee) and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) issued under the Plan in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The Reorganized Unit Corp. Interests (other than the Reorganized Unit Corp. Interests issued in respect of the Equity Exit Fee) and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) issued pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any holder thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, (iii) has not acquired the Reorganized Unit Corp. Interests from an “affiliate” within one year of such transfer, and (iv) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. Under Rule 144(a)(1), an “affiliate” of Reorganized Unit Corp. is a person that directly, or indirectly controls, or is controlled by, or is under common control with the Reorganized Unit Corp. Affiliates of the Reorganized Unit Corp. will receive restricted Reorganized Unit Corp. Interests that are subject the non-holding period requirements of Rule 144, including volume limitations, current public information requirement, manner of sale requirements, and filing requirements. Reorganized Unit Corp. Interests (other than the Reorganized Unit Corp. Interests issued in respect of the Equity Exit Fee) and the Warrant Package (and the Warrant Equity issued upon exercise thereof) issued to Holders of Claims in exchange for such Claims, shall be issued in reliance on section 1145 of the Bankruptcy Code and in accordance with any applicable procedures of DTC. The Reorganized Unit Corp. Interests issued in respect of the Equity Exit Fee will be treated as issued pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder and will be subject to restrictions on resale and may be resold only pursuant to an effective registration statement or under Rule 144 or another available exemption from registration under the federal and state securities laws. The Reorganized Unit Corp. Interests underlying the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

On the Effective Date, the ownership of the Reorganized Unit Corp. Interests and the Warrant Package shall be reflected through the facilities of DTC (subject to Article VII.B.1.a of this Plan and the last sentence of this paragraph). None of the Debtors, the Reorganized Debtors, or any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the Reorganized Unit Corp. Interest or the Warrant Package under applicable securities laws. DTC and any transfer agent shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the Reorganized Unit Corp. Interests or the Warrant Package is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. If and to the extent that the Warrant Package (and the Warrant Equity issuable upon exercise thereof) and the Reorganized Unit Corp. Interests are eligible to be held through DTC’sbook-entry system, the Debtors, with the consent of the Majority Consenting Noteholders, may elect to distribute all Reorganized Unit Corp. Interests and the Warrant Package (and the Warrant Equity issuable upon exercise thereof) through the facilities of DTC, whether or not the applicable holders held their Claims against or Interests in the Debtors through the facilities of DTC prior to the Effective Date.

Notwithstanding anything to the contrary in this Plan, no Person (including DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including whether the Reorganized Unit Corp. Interests, the Warrant Package, and the Warrant Equity are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

No later than 30 calendar days after the Petition Date, the Debtors, with the consent of the Majority Consenting Noteholders, will make a determination as to whether Reorganized Unit Corp. will continue to be a reporting company under the Exchange Act following the Effective Date. If the Debtors determine, with the consent of the Majority Consenting Noteholders, that Reorganized Unit Corp. will continue to be a reporting company under the Exchange Act following the Effective Date, the Reorganized Debtors will use commercially reasonable efforts to list the Reorganized Unit Corp. Interests on the New York Stock Exchange or another national securities exchange, as soon as practicable, subject to meeting applicable listing requirements following the Effective Date. The Debtors and the Consenting Noteholders will reasonably consult in good faith with the Consenting RBL Lenders regarding the decision of whether Reorganized Unit Corp. will continue to be a reporting company under the Exchange Act following the Effective Date.

D.	Registration Rights Agreement

On the Effective Date, the Registration Rights Beneficiaries and Reorganized Unit Corp. shall enter into the Registration Rights Agreement in form and substance acceptable to the Majority Consenting Noteholders and Reorganized Unit Corp. The Registration Rights Agreement shall provide the Registration Rights Beneficiaries with certain demand registration rights (including with respect to underwritten offerings) and with certain piggyback registration rights. Additionally, the Registration Rights Agreement will provide the RBL Lenders, solely with respect to Securities issued in connection with the Exit Equity Fee, with piggyback registration rights. The Registration Rights Agreement shall contain customary terms and conditions, including provisions with respect to blackout periods.

E.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors or the Reorganized Debtors, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the

Plan to the contrary, the Debtors or the Reorganized Debtors, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors or the Reorganized Debtors, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The distributing party may require a Holder of an Allowed Claim or Interest to complete and return an Internal Revenue Service Form W-8 or W-9, as applicable to each such Holder, and any other applicable tax forms.

F.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each Holder of a Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentation shall be deemed to be cancelled pursuant to Article IV.F of the Plan, except to the extent otherwise provided in the Plan without need for further action by the Subordinated Notes Indenture Trustee.

G.	Allocations

The aggregate consideration to be distributed to each Holder of an Allowed Claim will be allocated first to the principal amount of such Allowed Claim, with any excess allocated to unpaid interest that accrued on such Allowed Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes.

H.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

I.	Setoffs and Recoupment

The Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against, or recoup from, any Claim against a Debtor of any nature whatsoever that the applicable Debtor or Reorganized Debtor may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any such Claim it may have against the Holder of such Allowed Claim.

J.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full an Allowed Claim, and such Claim shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor; provided that the Debtors or the Reorganized Debtors, as applicable, shall provide 21 days’ notice to the Holder prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and thereafter receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to Debtors or the Reorganized Debtors, as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Petition Date. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be Filed and without any further notice to or action, order, or approval of the Court; provided that the Debtors or the Reorganized Debtors, as applicable, shall provide 21 days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims

On or after the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses its predecessor Debtor had with respect to any Claim immediately prior to the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim. All settlements of Claims approved prior to the Effective Date pursuant to a Final Order of the Court, pursuant to Bankruptcy Rule 9019, or otherwise shall be binding on all parties.

B.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, by order of the Court, shall together have the sole authority to: (1) File, withdraw, or litigate to judgment objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim or whether the Court has ruled on any such objection, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

D.	Adjustment to Claims or Interests Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

E.	Disputed Claims Reserves

On or prior to the Effective Date, the Reorganized Debtors and, as applicable, the Disbursing Agent, shall establish the Unit Corp. Disputed Claims Reserve and the UPC Disputed Claims Reserve, which shall be administered by the Reorganized Debtors or the Disbursing Agent, as applicable. The Disbursing Agent shall be responsible for payment, out of the assets of each Disputed Claims Reserve, of any taxes imposed on such Disputed Claims Reserve or its assets. In the event, and to the extent any Cash in each Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets in such Disputed Claims Reserve, assets of such Disputed Claims Reserve may be sold to pay such taxes.

The Disputed Claims Reserves shall be funded by an amount of Reorganized Unit Corp. Interests equal to the Unit Corp. Disputed Claims Reserve Equity Pool and the UPC Disputed Claims Reserve Equity Pool, as applicable. In establishing the Disputed Claims Reserves, the Reorganized Debtors and, as applicable, the Disbursing Agent, shall use the Face Amount of Disputed Claims as set forth in this Plan and as estimated by the Court in the Order Establishing Disputed Claims Reserve Amount, as applicable.

1.	Unit Corp. Disputed Claims Reserve

a.	Funding of the Unit Corp. Disputed Claims Reserve

On or prior to the Effective Date, the Unit Corp. Disputed Claims Reserve shall be funded by an amount of Reorganized Unit Corp. Interests equal to the Unit Corp. Disputed Claims Reserve Equity Pool to be held in trust for the benefit of the Holders of Disputed Class A-5 Unit Corp. GUC Claims ultimately determined to be Allowed after the Effective Date. As Disputed Claims are Allowed, Disallowed, or otherwise resolved, the Reorganized Debtors or the Disbursing Agent, as applicable, shall make adjustments to the Unit Corp. Disputed Claims Reserve (but the Reorganized Debtors shall not be required to increase the number of Reorganized Unit Corp. Interests held in the Unit Corp. Disputed Claims Reserve at any time from and after the Effective Date).

b.	Distributions from the Unit Corp. Disputed Claims Reserve

On the first Quarterly Distribution Date following the date on which a Disputed ClassA-5 Unit Corp. GUC Claim becomes Allowed, the Reorganized Debtors or the Disbursing

Agent, as applicable, shall distribute to the Holder of such Claim an amount of Reorganized Unit Corp. Interests distributable to such Holder as if such Claim had been Allowed as of the Effective Date. To the extent that a Disputed Class A-5 Unit Corp. GUC Claim becomes Allowed in an amount less than the Pro Rata share of Reorganized Unit Corp. Interests reserved in the Unit Corp. Disputed Claims Reserve on account of such Claim, such excess Reorganized Unit Corp. Interests shall be distributed Pro Rata to Holders of Allowed Class A-4 Unit Corp. Subordinated Notes Claims and Allowed Class A-5 Unit Corp. GUC Claims on the first Quarterly Distribution Date following the resolution of such Disputed A-5 Unit Corp. GUC Claim.

c.	Dividends

Any dividends and other distributions received by the Reorganized Debtors or the Disbursing Agent, as applicable, on account of the Reorganized Unit Corp. Interests held by the Unit Corp. Disputed Claims Reserve (and any interest thereon) will (a) be deposited in a segregated bank account for the benefit of Holders of Disputed Class A-5 Unit Corp. GUC Claims that ultimately become Allowed (or as provided in Section 8(E)(1)(e)), (b) will be accounted for separately, and (c) will not constitute property of the Reorganized Debtors.

d.	Recourse

Each Holder of a Disputed Class A-5 Unit Corp. GUC Claim that ultimately becomes an Allowed Claim in Class A-5 will have recourse only to the Reorganized Unit Corp. Interests attributable to the Unit Corp. Disputed Claims Reserve and not to any other property of the Reorganized Debtors or any property previously distributed on account of any Allowed Claim or Allowed Interest.

e.	Final Distribution

On the first Quarterly Distribution Date following the resolution of all Disputed ClassA-5 Unit Corp. GUC Claims and the distribution of all Reorganized Unit Corp. Interests to Holders of such Claims that are ultimately determined to be Allowed, any remaining Reorganized Unit Corp. Interests in the Unit Corp. Disputed Claims Reserve (and any dividends and other distributions with respect thereto that are held by the Reorganized Debtors or the Disbursing Agent pursuant to Section 8(E)(1)(c)) shall be distributed Pro Rata to Holders of Allowed Class A-4 Unit Corp. Subordinated Notes Claims and Allowed Class A-5 Unit Corp. GUC Claims.

2.	UPC Disputed Claims Reserve

a.	Funding of the UPC Disputed Claims Reserve

On or prior to the Effective Date, the UPC Disputed Claims Reserve shall be funded by an amount of Reorganized Unit Corp. Interests equal to the UPC Disputed Claims Reserve Equity Pool to be held in trust for the benefit of the Holders of Disputed Class C-5 UPC Claims ultimately determined to be Allowed after the Effective Date. As Disputed Claims are Allowed, Disallowed, or otherwise resolved, the Reorganized Debtors or the Disbursing Agent, as applicable, shall make adjustments to the UPC Disputed Claims Reserve (but the Reorganized Debtors shall not be required to increase the number of Reorganized Unit Corp. Interests held in the UPC Disputed Claims Reserve at any time from and after the Effective Date).

b.	Distributions from the UPC Disputed Claims Reserve

On the first Quarterly Distribution Date following the date on which a Disputed ClassC-5 UPC GUC Claim becomes Allowed, the Reorganized Debtors or the Disbursing Agent, as applicable, shall distribute to the Holder of such Claim an amount of Reorganized Unit Corp. Interests distributable to such Holder as if such Claim had been Allowed as of the Effective Date. To the extent that a Disputed Class C-5 UPC GUC Claim becomes Allowed in an amount less than the Pro Rata share of Reorganized Unit Corp. Interests reserved in the UPC Disputed Claims Reserve on account of such Claim, such excess Reorganized Unit Corp. Interests shall be distributed Pro Rata to Holders of Allowed Class C-4 UPC Subordinated Notes Claims and Allowed Class C-5 UPC GUC Claims on the first Quarterly Distribution Date following the resolution of such Disputed Class C-5 UPC GUC Claim.

c.	Dividends

Any dividends and other distributions received by the Reorganized Debtors or the Disbursing Agent, as applicable, on account of the Reorganized Unit Corp. Interests held by the UPC Disputed Claims Reserve (and any interest thereon) will (a) be deposited in a segregated bank account for the benefit of Holders of Disputed Class C-5 UPC GUC Claims that ultimately become Allowed (or as provided in Section 8(E)(2)(e)), (b) will be accounted for separately, and (c) will not constitute property of the Reorganized Debtors.

d.	Recourse

Each Holder of a Disputed Class C-5 UPC GUC Claim that ultimately becomes an Allowed Claim in Class C-5 will have recourse only to the Reorganized Unit Corp. Interests attributable to the UPC Disputed Claims Reserve and not to any other property of the Reorganized Debtors or any property previously distributed on account of any Allowed Claim or Allowed Interest.

e.	Final Distribution

On the first Quarterly Distribution Date following the resolution of all Disputed ClassC-5 UPC GUC Claims and the distribution of all Reorganized Unit Corp. Interests to Holders of such Claims that are ultimately determined to be Allowed, any remaining Reorganized Unit Corp. Interests in the UPC Disputed Claims Reserve (and any dividends and other distributions with respect thereto that are held by the Reorganized Debtors or the Disbursing Agent pursuant to Section 8(E)(2)(c)) shall be distributed Pro Rata to Holders of Allowed Class C-4 UPC Subordinated Notes Claims and Allowed Class C-5 UPC GUC Claims.

3.	Tax Treatment

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent shall treat any cash and other property held in each Disputed Claims Reserve as held by a “disputed ownership fund”

governed by Treasury Regulation section 1.468B-9 (which will be taxable as a “qualified settlement fund” if all assets of such Disputed Claims Reserve are passive assets for U.S. federal income tax purposes) and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, without limitation, the Debtors, the Reorganized Debtors, the Disbursing Agent, the Holders of Disputed Class A-5 Unit Corp. GUC Claims and the Holders of Disputed Class C-5 UPC GUC Claims) will be required to report for tax purposes consistently with the foregoing.

4.	No Transfer of Rights

The rights of Holders of Allowed Claims to receive distributions from the Disputed Claims Reserves in accordance with the Plan will be non-transferable, except with respect to a transfer by will, the laws of descent, and distribution or operation of law.

F.	Time to File Objections to Claims

Any objections to Claims, which, prior to the Effective Date, may be Filed by any party, shall be Filed on or before the Claims Objection Deadline.

G.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

EXCEPT AS PROVIDED HEREIN, IN AN ORDER OF THE COURT, OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS AT OR PRIOR TO THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

H.	Amendments to Claims

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Court and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Court.

I.	No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VIII, unless and until such Disputed Claim becomes an Allowed Claim; provided that any portion of a Claim that is an Allowed Claim shall receive the payment or distribution provided under the Plan thereon notwithstanding that any other portion of such Claim is a Disputed Claim.

J.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus interest, if applicable.

ARTICLE IX.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions, releases, and other benefits provided pursuant to the Plan, which distributions, releases, and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions, releases, and other benefits provided hereunder, shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan and the Plan Supplement, or in any contract, instrument, or other agreement or document created pursuant to the Plan and the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

D.	Release of Liens

Except as otherwise specifically provided in the Plan, the Exit Facility Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facility Documents), or in any other contract, instrument, agreement or document created pursuant to the Plan or Plan Supplement, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors.

E.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is hereby released and discharged by the Debtors, their Estates, and the Reorganized Debtors from any and all Claims, Causes of Action, Avoidance Actions, obligations, suits, judgments, damages, demands, losses, liabilities, and remedies whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims, asserted or that could be asserted on behalf of the Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions, the RBL Facility Documents, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the DIP Facility Documents, the Exit Facility, the Exit Facility Documents, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth in this Article IX.E do not release any post-Effective Date obligations of any party or Entity under the Plan, including any such obligations created in connection with the Restructuring, and (ii) nothing in this Article IX.E shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, knowing and intentional fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in this Article IX.E, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims and Causes of Action released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors or their Estates asserting any Claim or Cause of Action released pursuant to such releases.

F.	Releases by Holders of Claims and Interests

As of the Effective Date, each Releasing Party hereby releases and discharges each Debtor, Estate, Reorganized Debtor, and Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, liabilities, and remedies whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, that such Releasing Party or its estate, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other persons claiming under or through them would have been legally entitled to assert (whether individually or collectively or on behalf of the Holder of any Claim or Interest or other Person), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Reorganized Debtors, their Estates, the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions, the RBL Facility Documents, the Indenture, the DIP Orders (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the DIP Facility Documents, the Exit Facility, the Exit Facility Documents, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that except as expressly provided under the Plan, the foregoing releases shall not release obligations arising under agreements among any of the non-Debtor Releasing Parties and the non-Debtor Released Parties. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth in this Article IX.F do not release any post-Effective Date obligations of any party or Entity under the Plan, including any such obligations created in connection with the Restructuring; and (ii) nothing in this Article IX.F shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, knowing and intentional fraud, or willful misconduct. Notwithstanding any provision herein to the contrary, no provision of the Plan or the

Confirmation Order (i) releases any non-Debtor Person or Entity (including any Released Party) from any Claim or cause of action of the SEC, or (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, causes of action, proceedings, or investigations against any non-Debtor Person or Entity (including any Released Party) in any forum.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in this Article IX.F, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims and Causes of Action released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring; and (7) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to such releases.

G.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby exculpated from, any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, or liability for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the solicitation of votes with respect to this Plan, or the Restructuring, or any related contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in or out-of-court restructuring efforts, the Disclosure Statement, the Plan, the Restructuring Support Agreement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Confirmation Order shall provide that the Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the

Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

H.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article IX.E or Article IX.F of the Plan, discharged pursuant to Article IX.B of the Plan, or are subject to exculpation pursuant to Article IX.G of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Non-Debtor Subsidiary, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

I.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Recoupment

In no event shall any Holder of an Allowed Claim be entitled to recoup against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

L.	Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to the occurrence of the Effective Date that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article X.B hereof):

1.    the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect;

2.    the Confirmation Order shall have been entered and the Confirmation Order shall not have been stayed, modified, or vacated on appeal;

3.    the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be consistent with the Restructuring Support Agreement and in form and substance acceptable to the Debtors and, to the extent provided in the Restructuring Support Agreement, reasonably acceptable to the applicable Majority Restructuring Support Parties;

4.    the Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall be deemed to occur concurrently with the occurrence of the Effective Date;

5.    all other Definitive Documentation shall have been effected or be executed and delivered in accordance with the terms hereof and the Restructuring Support Agreement;

6.    all conditions precedent to the issuance of the Reorganized Unit Corp. Interests, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

7.    the Second Amended and Restated Certificate of Incorporation of Reorganized Unit Corp., and any other New Organizational Document the effectiveness of which requires filing with the Secretary of State of any jurisdiction, shall have been duly filed with the applicable authorities in the relevant jurisdictions;

8.    all required governmental and third-party approvals and consents, including Court approval, necessary in connection with the transactions provided for in the Plan shall have been obtained, shall not be subject to unfulfilled conditions, and shall be in full force and effect, and all applicable waiting periods shall have expired without any action having been taken by any competent authority that would restrain or prevent such transactions;

9.    all documents and agreements necessary to implement the Plan and the Restructuring shall have been (a) tendered for delivery and (b) effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements (including the Exit Facility Documents);

10.    all Restructuring Expenses shall have been paid in full; and

11.    the Professional Fee Escrow Account shall have been funded in the Professional Fee Reserve Amount and all Allowed Professional Fee Claims approved by the Court shall have been paid in full.

B.	Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in this Article X may be waived in writing by mutual agreement of the Debtors and the Majority Restructuring Support Parties without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

D.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity in any respect; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained herein, and only in accordance with the Terms of the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the restrictions on modifications set forth in the Plan, and the terms of the Restructuring Support Agreement, the Debtors expressly reserve their rights, subject to and in accordance with the terms of the Restructuring Support Agreement, to alter, amend, or modify the Plan, one or more times, after Confirmation, and, to the extent necessary, initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to and in accordance with the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation do not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or the Non-Debtor Subsidiary; (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtor Subsidiary; or (iv) be used by the Debtors or any other Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments, or claims.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1.    Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections relating to any of the foregoing;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

3.    resolve any matters related to: (a) the assumption, assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article VI hereof, the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was executory or unexpired;

4.    ensure that distributions to Holders of Allowed Claims or Interests are accomplished pursuant to the provisions of the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

7.    adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

8.    adjudicate, decide, or resolve any and all matters related to the Severance Fund;

9.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and the Restructuring Support Agreement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Restructuring Support Agreement;

10.    enter and enforce any order for the sale of property pursuant to sections 363 or 1123 of the Bankruptcy Code;

11.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan or the Restructuring Support Agreement;

12.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

13.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article IX hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

14.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.I.1 hereof;

15.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

16.    determine any other matters that may arise in connection with or relate to the Restructuring Support Agreement, the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

17.    adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including any Restructuring Transactions;

18.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

19.    determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.    hear and determine matters concerning state, local, and U.S. federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.    hear and determine matters concerning section 1145 of the Bankruptcy Code;

22.    hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.    enforce all orders previously entered by the Court;

24.    hear any other matter not inconsistent with the Bankruptcy Code;

25.    enter an order concluding or closing the Chapter 11 Cases; and

26.    enforce the injunction, release, and exculpation provisions set forth in Article IX hereof.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article X.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims and debts shall be fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect unless the Effective Date occurs. Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

D.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

E.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be served on:

Debtors or the Reorganized Debtors	Unit Corporation 8200 South Unit Drive Tulsa, OK 74132 Attn: Mark E. Schell

Attorneys to the Debtors	Vinson & Elkins LLP 1001 Fannin Street Houston, TX 10022-4611 Attn: Harry A. Perrin and Vinson & Elkins LLP 2001 Ross Avenue, Suite 3900 Dallas, TX 75201 Attn: Paul E. Heath Matthew J. Pyeatt and
Vinson & Elkins LLP 1114 Avenue of the Americas, 32nd Floor New York, NY 10036 Attn: David S. Meyer Lauren R. Kanzer

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn: Hector Duran Jr., Esq.

Counsel to the Ad Hoc Group	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn: Matthew S. Barr Lauren Tauro

Counsel to the RBL Agent	Frederic Dorwart, Lawyers PLLC 124 East Fourth Street Tulsa, OK 74103 Attn: Samuel Ory and Bracewell LLP 711 Louisiana, Suite 2300 Houston, TX 77002 Attn: William A. (Trey) Wood III

F.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G.	Entire Agreement

Except as otherwise indicated, on the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.primeclerk.com/unitcorporation/Home-DocketInfo or the Court’s website at www.txs.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

I.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that any such alteration or interpretation shall be acceptable to the Debtors and the Majority Restructuring Support Parties. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Restructuring Support Parties’ consent; and (3) nonseverable and mutually dependent.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals nor the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

K.	Request for Expedited Determination of Taxes

The Debtors or the Reorganized Debtors, as the case may be, shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

M.	No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

N.	Waiver or Estoppel

Except with respect to the Restructuring Support Agreement and the parties thereto, each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors’ or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Noticing and Claims Agent prior to the Confirmation Date.

* * * *

Respectfully submitted, as of the date first set forth below,

Dated:	August 3, 2020
Tulsa, Oklahoma

UNIT CORPORATION on behalf of itself and all other Debtors

\s\ David T. Merrill
David T. Merrill President & Chief Executive Officer 8200 South Unit Drive
Tulsa, Oklahoma 74132